EXHIBIT 10.120

T-MOBILE USA, INC. SERVICES AGREEMENT
CALL CENTER SERVICES
THIS SERVICES AGREEMENT (this “Agreement”) is made effective as of October 1, 2007 (the “Effective Date”), between T-Mobile USA, Inc., a Delaware corporation with a principal place of business at 12920 SE 38th Street, Bellevue, Washington 98006 (“T-Mobile”) and StarTek USA, Inc., a corporation organized under Colorado, with a principal place of business at 44 Cook Street, 4th Floor, Denver, Colorado 80206 (“Provider”).
For good and valuable consideration, T-Mobile and Provider (together, the “Parties” and individually, a “Party”) agree as follows:
1. Scope of Work.
1.1 Services. Provider shall perform the services described in one or more statements of work executed by the Parties and which specifically state that they are governed by this Agreement (each, a “Statement of Work”) (the “Services”). The Parties acknowledge and agree that each Party’s performance of its obligations pursuant to this Agreement is conditioned upon the full, proper and timely performance by the other Party of its obligations pursuant to this Agreement.
1.2 Performance of Services. Provider shall perform the Services in accordance with the Specifications. “Specifications,” for purposes of this Agreement, means any descriptions of the Services hereunder, including, but not limited to, the timing, components, capacities, features, quantities, functions, methods and other standards for Provider’s performance of the Services, as set forth in this Agreement, the Standard Terms (defined below), an applicable Statement of Work, Policies (defined in Section 1.4 below); and in Provider’s responses, if any, to T-Mobile’s requests for proposal, if any; and as otherwise agreed upon by the Parties in writing. “Standard Terms,” for purposes of this Agreement, means the Standard Terms and Conditions contained in Exhibit A hereto.
1.2.1 Timing of Performance. The Parties agree that time is of the essence for Provider’s performance hereunder. If the Parties do not agree upon a schedule for the performance of certain Services, then Provider shall perform such Services with due diligence under the circumstances. Provider shall notify T-Mobile immediately of any factor, occurrence or event that may affect Provider’s ability to perform the Services as set forth in the Specifications.
1.2.2 Facilities. Except to the extent expressly provided to the contrary in the Specifications, Provider shall provide its own facilities, including, but not limited to, all resources, premises, systems, networks, hardware, software and other equipment as necessary to provide the Services (to the extent actually used to provide Services, collectively, “Facilities”). Provider shall have all necessary rights and licenses to use all Facilities, and shall comply in all material respects with all applicable registration, licensing, permitting, approval and other governmental requirements so as to enable Provider to perform the Services (including, but not limited to, any such requirements imposed upon T-Mobile with respect to the Services). Provider’s use of the Facilities and performance of the Services will not infringe any trade name, trademark, services, copyright, patent, trade secret or other intellectual property or proprietary right of any third party.

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1.2.3 T-Mobile Equipment. In the event T-Mobile provides Provider with T-Mobile facilities or equipment (“T-Mobile Equipment”) for use in the performance of Services, Provider shall (a) not use such T-Mobile Equipment (including any equipment or facilities owned, leased or rented by Provider for performing its obligations under this Agreement) to perform services for any person or entity other than T-Mobile, without the prior written consent of T-Mobile; (b) assume the risk of loss for all such T-Mobile Equipment while in Provider’s care, custody or control; (c) take all reasonable precautions to protect such T-Mobile Equipment against loss, damage, theft or disappearance while in its care, custody or control; and (d) take no actions which affect T-Mobile’s title or interest in such T-Mobile Equipment.
1.3 Reports. Provider shall prepare and furnish to T-Mobile, upon request or as otherwise required in the Specifications, reports on Provider’s provision of the Services. Provider shall provide such reports in the form and content requested by T-Mobile from time to time.
1.4 Directed Changes; Compliance with Policies. T-Mobile may from time to time direct changes to the Services that do not materially change Provider’s time and expense to implement such changes (by way of example, and not limitation, revised call scripts or caller authentication procedures) (a “Directed Change”). Additionally, Provider shall immediately comply with T-Mobile’s applicable written policies which have been or will be posted to T-Mobile’s Streamline service or otherwise provided to Provider (“Policies”). If a change to the Services requested by T-Mobile or a new or revised Policy constitutes a Material Change, such change or new or revised Policy shall, as to Provider, be administered in accordance with Section 1.5 below. For purposes of this Agreement, a "Material Change” is a change to the Services, not otherwise contemplated by this Agreement, that is effected by way of a new or revised Policy, a request by T-Mobile that T-Mobile represents as a Directed Change or a written request by T-Mobile, (a) that materially and directly increases Provider’s reasonably incurred and unavoidable expenses of providing the Services to a significant and substantial extent, and (b) for which Provider can document and demonstrate, to T-Mobile’s reasonable satisfaction, such increase in Provider’s costs. By way of example, and not limitation, Material Changes may include material increases in the scope or amount of information security requirements, or material changes to one or more skill sets required at a given location at which any Services are performed (a “Site”) or for a given T-Mobile line of business (an “LOB”) if such increases or changes impose costs upon Provider meeting the cost threshold set forth above. For purposes of clarification, Material Changes do not include changes to Provider’s policies, procedures or operations that are otherwise required by applicable Specifications (e.g., changes to Safeguards (defined in Section 3) to maintain such Safeguards’ standards for performance required by this Agreement, or hiring to implement a Ramp Plan (defined in Section 7 of the Standard Terms and Conditions contained in Exhibit A)).
1.5 Change Orders. If T-Mobile notifies Provider of a new or revised Policy (including, without limitation, by posting the same on T-Mobile’s Streamline service), or otherwise notifies Provider of what T-Mobile represents as a Directed Change, Provider may, within five (5) days of T-Mobile’s provision of such notice, notify T-Mobile that Provider believes in good faith that such change or new or revised Policy constitutes a Material Change. If providing notice of a purported Material Change to T-Mobile under this Section 1.5, or if Provider receives from T-Mobile a written request for a change to the Services that T-Mobile identifies as a Material Change (“Change Order Request”), then Provider shall, within five (5) days of having provided such notice or having received such Change Order Request, provide to T-Mobile a written estimate that documents and demonstrates, to T-Mobile’s reasonable satisfaction, that such new or revised Policy or other change requested by T-Mobile constitutes a Material Change requiring a Change Order, and that sets forth any proposed equitable adjustment to the Service Fees (defined in Section 5.3 below) (a "Change Order Estimate”). If the Parties agree in writing upon the terms of any modifications to the Services and/or the Service Fees (a “Change Order”), each affected Statement of Work, and such other portions of the Specifications as expressly modified by such Change Order, will automatically be deemed amended to incorporate the agreed-upon revisions to the Services and/or Service Fees. T-Mobile may withdraw any Change Order Request, or any other request for changes to the Services that is deemed under Section 1.4 to constitute a Material Change, at any time prior to agreeing in writing to the corresponding Change Order.

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1.6 Additional Services. T-Mobile may request from time to time that Provider perform additional services for T-Mobile that are not contemplated by this Agreement. To effect any such request, T-Mobile may either (a) provide Provider with a proposal that describes such additional Services, and which may contain some or all of the information described in clauses (b)(i)-(iv) of this Section 1.6; or (b) request that Provider prepare and submit to T-Mobile a written proposal that: (i) if applicable, assesses the expected impact of such request on any Services then being provided hereunder; (ii) defines and describes how Provider would fulfill or satisfy such request, and describes any additional Services to be provided by Provider pursuant thereto in reasonable detail; (iii) sets forth or references proposed Specifications; and (iv) sets forth any other information required by this Agreement to be in a Statement of Work. No additional Statement of Work will be binding upon T-Mobile or Provider unless mutually agreed upon, executed and delivered by authorized signatories of both Parties.
1.7 Subcontracting. Provider shall not subcontract or otherwise delegate performance of any Services to anyone other than its own employees without the prior written consent of T-Mobile. Prior to requesting any such consent, Provider shall deliver to T-Mobile a reasonably detailed written explanation of the reasons for engaging the subcontractor and of the subcontractor’s qualifications and rates. Provider will not be relieved of its obligations under this Agreement by use of any such subcontractors and shall be responsible for any breach hereof caused in whole or in part by a subcontractor. Provider shall ensure that only contractors and subcontractors that (a) T-Mobile has approved in writing pursuant to this Section 1.7 and (b) have a need to know Personal Information (as defined in Section 11.1 below) may access such information, and only (a) if Provider requires such contractors and subcontractors to comply with obligations with respect to Personal Information that are no less stringent than those applicable to Provider; (b) to the extent that is necessary for Provider to fulfill its obligations under this Agreement; and (c) subject to the other terms and conditions of this Agreement. If T-Mobile determines that the performance or conduct of any subcontractor is unsatisfactory, T-Mobile may notify Provider of its determination in writing, indicating the reasons therefor, in which event Provider shall immediately take all commercially reasonable actions necessary to remedy the performance or conduct of such subcontractor.
1.8 No Solicitation. Notwithstanding anything to the contrary in this Agreement, Provider (a) shall not contact any current, former or prospective customer of T-Mobile using any T-Mobile Confidential Information or Personal Information except as expressly provided under this Agreement, or to the extent that the T-Mobile customers are Provider’s own current or former employees and the contact is in Provider’s capacity as employer, or with T-Mobile’s express prior written consent; and (b) agrees that any and all messages sent to current, former and prospective T-Mobile customers using any T-Mobile Confidential Information or Personal Information, except as outlined in (a), however delivered (e.g., short messaging service, e-mail, telephone), are subject to T-Mobile’s prior written approval. Any such messages sent in the ordinary course of Provider providing Services pursuant to this Agreement, any Statement of Work, or the Standard Terms shall be deemed to have been sent with T-Mobile’s prior written approval.
1.9 Personnel Removal. Provider shall, upon receipt of T-Mobile’s written request to Provider’s VP of Operations and/or the appropriate Site management, promptly (and in no event more than twenty-four (24) hours after any such request) suspend from the Services any person whom T-Mobile determines in its reasonable discretion to be unsuitable, unqualified or otherwise objectionable, and shall provide a suitable replacement for any person so removed. When removing any personnel from the Services pursuant to this Section 1.9, Provider shall ensure that such suspended persons do not provide any Services, any activities in support of the Services or engage in any other activities limited by this Agreement to Provider employees (including, without limitation, by ensuring that such persons cannot access any T-Mobile Confidential Information (defined in Section 10.1) or T-Mobile Resources (defined in Section 2), and deactivating any T-Mobile-associated log-ins or other access controls for such persons).

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T-Mobile may deem personnel unsuitable, unqualified or otherwise objectionable for—by way of illustration, and not limitation, breach of any provision of this Agreement or allegations of inappropriate conduct with any T-Mobile customer or representative (e.g., abusive language or behavior, marked discourtesy or sexual innuendo or commentary). Following and/or concurrent to such suspension, Provider shall conduct an investigation evaluating T-Mobile’s request. Provider shall determine any action to be taken against its personnel in accordance with its policies and procedures, provided however, such personnel shall not be permitted to provide or resume provision of Services under this Agreement without the express written consent of T-Mobile
2. System Compatibility. If T-Mobile provides Provider information that is reasonably sufficient, Provider shall design to ensure that (a) all Facilities are successfully interfaced with, and compatible with, the services, systems, items and other resources of T-Mobile and its third-party service providers with which the Facilities will interoperate (collectively, the "T-Mobile Resources”); (b) all Facilities meet the requirements, specifications and performance targets as to system capacity, volume, response times and all other performance metrics specified in the Specifications; and (c) no Services or other items provided to T-Mobile by Provider will be adversely affected by, or will adversely affect, any T-Mobile Resources or any services provided by any such third-party providers in any material respect, whether as to functionality, speed, service levels, interconnectivity, reliability, availability, performance, response times or otherwise.
3. Information Security. Provider shall ensure the security of all Facilities, and will be fully responsible for any unauthorized collection, access, use and disclosure of Personal Information or other T-Mobile Confidential Information. Without limiting the foregoing, Provider shall implement and maintain administrative, physical and technical safeguards that are designed to prevent any collection, use or disclosure of, or access to, T-Mobile Confidential Information that this Agreement does not expressly authorize (“Safeguards”), including, without limitation, (a) an information security program that meets the highest standards of best industry practice to safeguard T-Mobile Confidential Information; (b) maintaining on Provider’s premises a secure location (that may include electronic storage), in which any and all T-Mobile Confidential Information is stored; (c) ensuring that any T-Mobile Confidential Information is accessible only by Authorized Employees (as defined below); (d) training its Authorized Employees regarding their confidentiality obligations hereunder; (f) ensuring that Personal Information is disseminated only to the minimum possible number of Provider’s full-time employees who have a need to know or otherwise access Personal Information to enable Provider to perform its obligations hereunder, and who are bound in writing by obligations of confidentiality sufficient to protect the Personal Information in accordance with the terms of this Agreement (each, an “Authorized Employee”); and (g) ensuring that all T-Mobile Confidential Information provided or made accessible to Provider under this Agreement that is stored, transmitted or otherwise processed outside of the United States is secured by industry-standard encryption at all times, both at rest and in transit.
3.1 Information Security Program. Provider’s information security program required as a component of its Safeguards shall include, without limitation, (a) adequate physical security of all premises in which T-Mobile Confidential Information will be processed and/or stored; (b) an appropriate network security program; and (c) prevention (and, if applicable, mitigation) of Disabling Devices as provided in Section 3.4 below. Provider’s network security program shall include, without limitation, (a) appropriate access controls and data integrity controls; (b) testing and auditing of all controls; and (c) appropriate corrective action and incident response plans. At T-Mobile’s request, Provider will provide documentation of Provider’s Information Security Program, and any subsequent corrective action and/or incident response plans.

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3.2 Authorized Employees. Upon T-Mobile’s written request, Provider shall promptly identify all Authorized Employees in writing to T-Mobile. During the term of each Authorized Employee’s employment by Provider, Provider shall at all times cause such Authorized Employee to strictly abide by its obligations hereunder and, after the termination of his/her employment, Provider shall use the same efforts to enforce the confidentiality obligations of such Authorized Employee as Provider uses to enforce such obligations with respect to its own Confidential Information, provided that Provider shall not use less than reasonable efforts in such enforcement. Provider further agrees that it shall use appropriate precautions with respect to the employment of and access afforded to Provider personnel, including, without limitation, background checks and security clearances that assign specific access and modification privileges to individuals, appropriate policies and procedures that prohibit portable storage media, camera phones and other media or recording devices in all non-management areas at any Site (including, but not limited to, any call-handling areas), and a disciplinary process to address any unauthorized access, use or disclosure of Personal Information by any of Provider’s officers, partners, principals, employees, agents or independent contractors.
3.3 Prohibited Persons. Provider shall ensure at hire that no persons who have access to T-Mobile Confidential Information provided or made accessible to Provider under this Agreement are listed on (a) the Specially Designated Nationals and Blocked Persons list maintained by the U.S. Treasury, Office of Foreign Assets Control; (b) the Denied Persons or Denied Entities lists maintained by the U.S. Department of Commerce, Bureau of Industry and Security; (c) the Debarred Persons List maintained by the U.S. Department of State, Office of Defense Trade Controls; (d) any successors to the foregoing; or (e) any similar lists maintained by any agency of the U.S. government.
3.4 Viruses; Disabling Devices. Provider shall (a) screen and prevent any Disabling Device (defined below) in any Facilities; and (b) assist T-Mobile in reducing and otherwise mitigating the effects of any Disabling Device discovered in any Facilities. A “Disabling Device” includes, for purposes of this Agreement, software commonly referred to as a virus, worm, Trojan horse or back door, and means any timer, clock, counter or other limiting design or routine or uncorrected known vulnerability that may cause software or any data generated or used by it to be erased or to become inoperable or inaccessible, or that may otherwise cause such software to become temporarily or permanently incapable of performing in accordance with this Agreement. Disabling Devices also include, without limitation, any devices triggered (i) after use or copying of software or a component thereof a certain number of times, (ii) after the lapse of a period of time, (iii) in the absence of a hardware device, (iv) after the occurrence or lapse of any other triggering factor or event, or (v) due to external input, including across a computer network.
3.5 Security Breach Notification. In the event of any actual, probable or reasonably suspected breach of security of any Facilities, or any unauthorized access to or acquisition, use, loss, destruction, compromise, alteration or disclosure of any information maintained in any Facilities (each, a “Security Breach”) and Service Provider actually is, or reasonably should be, aware that such Security Breach concerns any T-Mobile Confidential Information, then Provider shall (a) notify T-Mobile immediately of such breach (but in no event later than twenty-four (24) hours after identifying such Security Breach); (b) designate a single individual employed by Provider who must be available to T-Mobile twenty-four (24) hours per day, seven (7) days per week as a contact regarding Provider’s obligations under this Section 3.5; (c) not provide any other notification or provide any disclosure to the public regarding such Security Breach without the prior written consent of T-Mobile, unless required to provide such notification or to make such disclosure pursuant to any applicable law, regulation, rule, order, ordinance, mandate or other request or requirement now or hereafter in effect, of any applicable governmental authority or law enforcement agency in any jurisdiction worldwide (“Law”) (in which case Provider shall consult with T-Mobile and reasonably cooperate with T-Mobile to prevent any notification or disclosure concerning any Personal Information or other Confidential Information); (d) assist T-Mobile in investigating, remedying and taking any other action T-Mobile deems necessary regarding any Security Breach and any dispute, inquiry or claim that concerns the Security Breach; (e) follow all reasonable instructions provided by T-Mobile relating to the Confidential Information affected or potentially affected by the Security Breach; (f) take such actions as necessary to prevent future Security Breaches; and (g) unless prohibited by an applicable statute or court order notify T-Mobile of any third-party legal process relating to any Security Breach, including, but not limited to, any legal process initiated by any governmental entity (foreign or domestic).

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3.6 Disaster Recovery. Provider shall implement and actively maintain a disaster recovery plan that ensures that all T-Mobile Confidential Information in Provider’s possession or control at a given time is capable of being recovered, and that the integrity of all such recovered T-Mobile Confidential Information is retained, in the event of a Security Breach or of any significant interruption or impairment of operation of the Facilities or any loss, deletion, corruption or alteration of data (“Disaster Recovery Plan”). Provider shall, at minimum, procure or conduct annual internal information security audits of its Disaster Recovery Plan and certify the results of each such audit to T-Mobile within ten (10) days of completing each such audit.
3.7 Cooperation. Provider shall cooperate with T-Mobile in maintaining and implementing at T-Mobile’s request procedures to ensure the security of T-Mobile Confidential Information; provided, that such cooperation will not relieve Provider of its duty to protect T-Mobile Confidential Information. Provider agrees to use leading industry practices to comply with Sections 2, 3, 3.1, 3.4, 3.5, and 3.6, and to the extent that T-Mobile proposes a change that would materially increase the cost of Provider’s compliance with these sections, the Parties will meet and discuss the creation of a Change Order under Section 1.5. Provider shall not be obliged to implement such a change unless and until the Parties agree on such a Change Order covering the implementation of such a change.
4. Dispute Resolution. Any dispute between the Parties as to the interpretation of any provision of this Agreement or either party’s performance hereunder will be resolved as specified in this Section 4.
4.1 Appointment of Representatives. Upon the written request of either Party, each Party shall appoint a designated representative who does not devote substantially all of his or her working hours to performance under this Agreement and who, in the case of T-Mobile, shall be the Senior Director for Service Partner Management (or more senior corporate officer), and in the case of Provider, a Vice President (or more senior corporate officer), to meet for the purpose of endeavoring to resolve such dispute.
4.2 Good Faith Negotiation. Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute promptly and without the necessity of any formal proceeding relating thereto.
4.3 Legal Proceedings. If any dispute arises between the Parties, and the disputed matter has not been resolved by the designated representatives within forty-five (45) calendar days after such dispute has come to their attention, or such longer period as agreed to in writing by the Parties, each Party shall have the right to commence any legal proceeding as permitted by applicable Law. This shall not be a condition precedent to either Party’ power to seek or obtain injunctive relief for breach of this Agreement.
4.4 No Termination or Suspension of Services. Notwithstanding anything to the contrary contained herein, and even if any dispute arises between the Parties, in no event will Provider interrupt or delay the provision of Services to T-Mobile or perform any other action that prevents, slows or reduces in any way the provision of Services or T-Mobile’s ability to conduct its business, unless: (a) authority to do so is granted by the Senior Director for Service Partner Management (or more senior corporate officer) of T-Mobile in writing or conferred by a court of competent jurisdiction; or (b) this Agreement or the applicable Statement(s) of Work has been terminated pursuant to Section 6.
4.5 Injunctive Relief. The Parties agree that any breach or default of any obligation set forth in Sections 1.9, 3, 5.10, 7, 9-11, 13.5- 13.6, or 13.12 of this Agreement, or in Sections 2 of the Standard Terms, may result in irreparable harm for which monetary damages may not provide a sufficient remedy and, as such, neither Party shall be obligated to follow the procedures set forth in this Section 4 in order to seek both monetary damages and equitable relief for any breach of or default under such portions of this Agreement.

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5. Invoices and Payment.
5.1 Form and Timing. Provider shall submit all invoices for payment within ten (10) business days after the end of the applicable month during the Term. Provider shall ensure that all such invoices meet all guidelines outlined in the T-Mobile Service Partner Invoice Guidelines, as they may be revised or updated from time to time by T-Mobile (“Invoice Guidelines”). Provider may not change the form of invoice without T-Mobile’s prior written consent.
5.2 Supporting Documentation. Provider shall include supporting documentation and information with all invoices as set forth in the Invoice Guidelines and in one or more applicable Statements of Work. T-Mobile may from time to time make reasonable requests for additional information from Provider that may be derived from such supporting documentation and information or other information collected or maintained by Provider. All billed minutes for the Services must be supported and verifiable by switch reports and raw data that contain Agent and interval-level call detail records. All billed hours for the Services must be supported and verifiable by personnel-level detail, labor summary reports or other mutually agreed supporting documentation. T-Mobile may specify a reasonable form and content of any documentation and information required under this Section 5.2 from time to time.
5.3 Pricing. For timely and professional delivery of the Services, T-Mobile agrees to pay Provider the fees as set forth in one or more applicable Statement(s) of Work (“Service Fees”). The Service Fees are inclusive of all taxes that Provider may be assessed in the performance of its obligations pursuant to this Agreement. Under no circumstances may Provider include on any invoice charges arising out of or related to researching, reporting on or correcting tax, accounting or reconciling errors or shortfalls of which it has been notified in writing. In the event Provider fails to meet any performance metrics identified in the Specifications, the Service Fees shall be reduced in accordance with the procedure set forth therein.
5.4 [*].
5.4.1 [*].
5.4.2 T-Mobile may from time to time at its sole discretion request, and Provider shall provide, written certification from Provider that it is in compliance with this Section 5.4; provided, however, that no such certification will require the disclosure by Provider of any confidential or proprietary information of Provider’s other customers.
5.5 Payment of Invoices. Payment of undisputed amounts due hereunder shall be made by T-Mobile to Provider within [*] days of T-Mobile’s receipt and validation of properly submitted and correct invoice(s) for such amounts. If Provider does not invoice T-Mobile for Services or reimbursable expenses within [*] months after performing such Services or incurring such reimbursable expenses, Provider hereby waives all right to payment or reimbursement by T-Mobile therefor. For any undisputed amount that is not paid when due, T-Mobile shall also pay Provider interest on such unpaid amount at the rate of [*] percent ([*]%) per month until such unpaid amount is paid in full, any payments received being applied first to such accrued interest.
5.6 Provider Invoicing Disputes and Request for Further Substantiation. T-Mobile may dispute any invoice and may request further substantiation of any line item or other charge on any invoice. T-Mobile shall notify Provider of any invoicing dispute or request for further substantiation, and such notification shall set forth in reasonable detail the amount disputed and the basis and facts upon which T-Mobile disputes or requests further information.

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Within five (5) business days, Provider shall respond in writing to the individual designated for response in T-Mobile’s written notice (“T-Mobile Representative”) with a detailed explanation of the factual basis for demanding payment of any disputed amount. In the event that Provider and the T-Mobile Representative are unable to resolve the dispute within ten (10) business days from the date of Provider’s response, either Party may request that the matter be handled according to the dispute resolution procedures set forth in Section 4. If T-Mobile does not provide Provider with notice of dispute of an invoice under this Section, T-Mobile shall pay such invoice without prejudice to any rights it may have to later dispute the invoice. Disputed amounts are payable within [*] days of resolution of the dispute.
5.7 Taxes. If any federal, state, or local sales or use tax (or its equivalent) is required by applicable Law to be due on taxable Services purchased hereunder, Provider shall separately bill such tax on its invoice to T-Mobile. T-Mobile agrees to pay Provider for such tax. All other taxes, including, but not limited to, federal, state and local income taxes, franchise taxes, gross receipts taxes, federal, state and local sales and use taxes, and property taxes shall be the responsibility of the party who incurs the tax liability. The Parties shall cooperate with one another to minimize taxes arising from this Agreement.
5.8 [*].
5.9 Fee Adjustments. For any Services to be performed on a fixed-fee or not-to-exceed-fee basis, T-Mobile shall have no obligation to pay Provider any amounts in excess of such fixed or not-to-exceed fees unless set forth in the Statement of Work applicable to such Services or any assumptions set forth therein.
5.10 Records, Audits and Inspections.
5.10.1 Records. During the Term and until two (2) years following any termination of this Agreement, unless a shorter period is expressly provided in the Specifications (the “Audit Period”), Provider shall keep complete, detailed and accurate records documenting the performance of (a) the specific Key Performance Indicators (“KPIs”) set forth in the Specifications; and (b) Provider’s Safeguards and other security, confidentiality and privacy practices and standards required in this Agreement.
5.10.2 Operational Audit. T-Mobile or its authorized representatives shall have the right during Provider’s normal business hours and upon at least ten (10) days written notice, to perform an operational audit at T-Mobile’s expense with respect to (a) Provider’s Safeguards and other security, confidentiality and privacy practices and standards required in this Agreement; (b) Provider’s disaster recovery capabilities and fail-over planning with respect to the Services; (c) any activities of Provider hereunder that may affect T-Mobile’s internal controls on financial reporting; and (d) Provider’s performance of the Services.
5.10.3 Financial Audit. During the Audit Period, Provider shall keep complete and accurate books, records and documentation to substantiate the amounts claimed in any invoice. T-Mobile, from time to time during the Audit Period, upon at least ten (10) days prior written notice to Provider, may audit or cause to be audited Provider’s invoices to T-Mobile. During the Audit Period, Provider shall make such books, records and documentation reasonably available to, and shall provide reasonable access to, T-Mobile and its authorized agents and representatives for the purposes of such audit at such location or locations either on or off of Provider’s premises as Provider may, in its discretion determine.
5.10.4 Switch Audit. Provider shall keep complete and accurate switch records and documentation related to Provider’s performance with regard to all T-Mobile LOBs during the Audit Period. Such records and documentation shall contain, without limitation, a twelve (12)-month record of call-level detail for each Agent performing Services. T-Mobile, from time to time during the Audit Period, upon at least ten (10) days prior written notice to Provider, may audit or cause to be audited the switch(es) for all T-Mobile LOBs and all switch records and related documentation. Provider shall make available such switch(es) and related records and documentation to T-Mobile and its authorized agents and representatives for purposes of such audit during the Audit Period.

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5.10.5 T-Mobile Inspection Right. Without limiting T-Mobile’s audit rights or Provider’s obligations under this Section 5.10, T-Mobile and/or its authorized representatives may, from time to time during the Term, with or without notice, visit any or all Sites and other locations of the Facilities to inspect the same and to assess Provider’s performance of its obligations under the Agreement (“Inspection”). Without limiting the foregoing, Site visits in the common course of business (e.g., training observations, focus groups) shall normally not be conducted with less than forty-eight (48) hours notice. For purposes of each such Inspection, Provider grants T-Mobile and its representatives full and complete access, during normal business hours, to the Facilities and to all books, records, procedures and information that relate to Provider’s performance under this Agreement, including, without limitation, any information T-Mobile deems necessary to ascertain any facts that relate to Provider’s performance hereunder.
5.10.6 Information Security Audits. Provider shall procure no less than annual security audits of the Facilities by an independent third party. Such audits shall meet or exceed SAS 70 Type II standards no later than December, 2008. In addition, Provider shall also conduct such audits as may be required to maintain compliance with Section 7.1.8. Provider shall promptly provide T-Mobile with the results of each such audit; including (a) whether the audit revealed any material vulnerabilities in Safeguards or otherwise in any Facilities; and (b) if so, the nature of each vulnerability discovered. If the audit reveals one or more material vulnerabilities, Provider shall, within thirty (30) days, correct each such vulnerability at its sole cost and expense and provide written certification to T-Mobile that it has corrected all such vulnerabilities.
5.10.7 Cost of Audit or Inspection; Repayment. The cost of any audit under Section 5.10.6 shall be borne by Provider.. The cost of any other audit or Inspection under this Section 5.10 shall be borne by T-Mobile; provided, however, that if any such audit or Inspection (a) discloses that an error of $[*] or more regarding invoices during the audited period was made in favor of Provider (b) discloses an error in T-Mobile’s favor that is greater than $[*]; or (c) reveals an inadequacy or insufficiency of (i) Provider’s Safeguards or other security, confidentiality and privacy practices and standards required in this Agreement; (ii) Provider’s disaster recovery capabilities and fail-over planning with respect to the Services; or (iii) any activities of Provider hereunder that may affect T-Mobile’s internal controls on financial reporting, then Provider shall bear all costs of the Parties related to such audit or Inspection. Provider shall immediately pay to T-Mobile the full amount of any error in favor of T-Mobile disclosed by any audit or Inspection under Section 5.10.3.
5.10.8 Corrective Action. If any audit pursuant to Sections 5.10.2 or 5.10.6, or any inspection under Section 5.10.5, reveals an inadequacy or insufficiency of (a) Provider’s Safeguards or other security, confidentiality and privacy practices and standards required in this Agreement; (b) Provider’s disaster recovery capabilities and fail-over planning with respect to the Services; or (c) any activities of Provider hereunder that may affect T-Mobile’s internal controls on financial reporting, then Provider shall promptly develop and provide to T-Mobile a corrective action plan that is reasonably satisfactory to T-Mobile. Without limiting the generality of the foregoing and without meaning that nothing else can be adequate and sufficient, whatever satisfies the terms of this Agreement, any Statement of Work, or any instructions, specifications, or requirements given by T-Mobile to Provider in writing shall be deemed to be adequate and sufficient for purposes of this Section 5.10.8. Provider shall promptly, and in no event more than sixty (60) days after providing such plan to T-Mobile, implement such plan at Provider’s sole cost and expense. In the event that Provider becomes obligated to implement a corrective action plan, T-Mobile may perform one or more additional operational audits to verify performance under the corrective action plan (and to examine any areas potentially affected by such action plan). If Provider breaches this Section 5.10.8, T-Mobile may terminate this Agreement, effective immediately, upon notice to Provider.

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5.10.9 Audit Confidentiality. The Parties agree that the results of any audit or Inspection under this Section 5.10 will be considered Confidential Information.
6. Term and Termination.
6.1 Term. The initial term of this Agreement (the “Initial Term”) will commence as of the Effective Date and will continue for a period of two (2) years, unless earlier terminated as provided herein. The Initial Term will automatically renew for one or more additional one (1)-year periods (each, a “Renewal Term,” and together with the Initial Term, the “Term”) if neither Party gives the other Party written notice of non-renewal at least sixty (60) days prior to the expiration of the then-current Term. Any Statement of Work will, unless otherwise specified therein, terminate upon the earlier of completion of the Services described therein, one (1) year from the date of such Statement of Work or termination of this Agreement.
6.2 Termination by T-Mobile for Convenience. T-Mobile may terminate this Agreement, the Services performed at any Site or any one or more Statements of Work hereunder for convenience by giving at least ninety (90) days’ prior written notice to the Provider. However, unless otherwise provided under this Agreement, T-Mobile will not exercise its termination for convenience rights for the Agreement during the first year following the Effective Date.
6.3 Termination by Either Party for Cause or Force Majeure. A Party may terminate this Agreement, or any one or more Statements of Work or Sites hereunder, immediately upon notice to the other Party:
(a) if the other Party materially breaches any term or condition of this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice of such breach from the Party seeking termination;
(b) if the other Party becomes insolvent, invokes as a debtor any Law relating to the relief of debtors from creditor’s rights, has one or more such Laws invoked against it and fails to have the proceeding invoking it dismissed within thirty (30) days, is the subject of liquidation or termination of business, is adjudicated bankrupt, or is involved in an assignment for the benefit of its creditors;
(c) if an event of force majeure (described in Section 13.5) persists or it is reasonable to expect that it will persist for a period of thirty (30) days;
(d) if the other Party materially breaches its obligations under Paragraph 1.8, 1.9, 3.5, 10, 11 and Terms and Conditions 2 and 11;
(e) in other circumstances as provided in an applicable Statement of Work.
6.4 Termination for Cause by T-Mobile Only. T-Mobile may terminate the Services performed at any Site, or for any Line of Business operated at multiple Sites if those sites are materially impacted by a termination at another Site, immediately upon notice to Provider if, with regard to such Site production attrition of at least [*] percent ([*]%) per month occurs for a continuous period of [*] months.
6.5 Termination for Cause by Provider Only. Provider may terminate one or more Statements of Work hereunder if:
(a) T-Mobile fails to make a payment when due under Section 5.5 in connection with such Statement of Work or Statements of Work;
(b) Such payment is not subject to a good faith dispute; and

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(c) Provider does not receive such past due payment within [*] days of Provider’s having notified T-Mobile that the payment was at least [*] days past due.
If Provider terminates all then-effective Statements of Work pursuant to the preceding sentence, such termination will also terminate this Agreement.
6.6 Scope of Termination. Any termination notice given hereunder must specify whether it applies to the entire Agreement, to one or more specified Statements of Work, and/or the Services performed at a given Site. In the absence of such specification, a termination notice will be deemed to the Agreement and all Statements of Work. If the notice applies to less than the Agreement and all Statements of Work, the components not terminated will continue in full force and effect.
6.7 Effect of Termination.
6.7.1 Generally. The termination of this Agreement or one or more Statements of Work will not relieve or discharge either Party from any payment obligations hereunder, and will not constitute a Party’s exclusive remedy for any default. In the event of any termination or expiration of this Agreement (or any portion thereof), the Parties shall cooperate with each other to effectuate an orderly transition of the business during a period not to exceed ninety (90) days or as otherwise agreed by the Parties. In the event that payment for transition services is not provided for in the applicable Statement of Work or in applicable Specifications, T-Mobile shall pay a mutually agreed-upon cost to Provider for such transition services.
6.7.2 Termination for Cause. Without limiting the generality of Section 6.7.1 or any other remedies that a Party may have under this Agreement or otherwise at Law, but subject to the limitation of liability set forth in Section 8.3, in the event of a termination for cause, the breaching Party will be liable to the other Party for any direct damages (including, but not limited to, costs of cover) resulting from the occurrence giving rise to termination.
6.8 Termination of Prior Agreement. Effective upon execution of this Agreement, the earlier agreement between the Parties for call center services dated August 1, 2005, as amended, will be considered terminated by mutual agreement of the Parties.
6.9 Survival. The obligations and rights of the Parties pursuant to Sections 1.7-1.9, 3, 4, 5.3, 5.5, 5.10, 8, and 13, and any other provisions of this Agreement which may reasonably be interpreted to survive termination, will survive any termination or expiration of this Agreement. Termination of a Statement of Work will not affect the Parties’ obligations under any other Statement of Work then in effect.
7. Representations and Warranties.
7.1 Provider hereby represents and warrants to T-Mobile as follows:
7.1.1 Authority. Provider has the right and authority to enter into and perform this Agreement and to grant the rights and licenses provided for herein.
7.1.2 Financial Solvency. Provider is financially solvent, able to pay its debts and possesses sufficient working capital to provide and complete the Services in accordance with this Agreement.
7.1.3 Performance. Provider has the experience and skills necessary to perform and provide the Services required under this Agreement. Provider shall perform all Services (a) in a professional manner and with professional diligence and skill, commensurate with that which is customary in the industry; and (b) in accordance with all Specifications.

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7.1.4 Information Integrity. Provider shall ensure that all information supplied by or on behalf of Provider is accurate and complete in all material respects and shall not omit any material fact necessary to make such information not misleading.
7.1.5 Information Security. Provider has taken such precautions as are necessary to ensure that the Facilities are secure from breach or intrusion by unauthorized third parties (including, without limitation, Provider employees and other persons acting on Provider’s behalf which access data without proper authorization).
7.1.6 Compliance with Laws. Provider is and shall remain in compliance with all Laws and shall not cause T-Mobile to be in material violation of any Laws. To the extent that compliance with any of Provider’s duties hereunder or with the request by a duly authorized employee of T-Mobile would, in Provider’s good faith belief, be inconsistent or in conflict with this Section 7.1.6 or Section 13.11, then Provider shall escalate the matter at T-Mobile by contacting the people identified in Section 13.13. In such event, Provider shall comply with this Section 7.1.6 and Section 13.11 and only so much of such duty or request as would not be, in Provider’s good faith belief, inconsistent or in conflict with this Section 7.1.6 or Section 13.11 until otherwise agreed by the Parties as a result of such escalation.
7.1.7 Prior Security Breaches. The Facilities have (a) not suffered any Security Breaches; or (b) if the Facilities have suffered one or more Security Breaches, Provider has disclosed each Security Breach to T-Mobile. Provider is not and has not been a party to any current, pending, threatened or resolved enforcement action of any government agency, or any consent decree or settlement with any governmental agency or private person or entity regarding any Security Breach or otherwise regarding data or information security.
7.1.8 Cardholder Information. Provider shall be compliant by or before the end of March, 2008 and shall remain in compliance with any and all applicable rules, requirements, standards and guidelines set forth by credit card issuers, the PCI Security Standards Council (the “Council”) and other organizations with responsibility for setting and/or enforcing compliance with standards and rules pertaining to security of individual numbers used to identify credit and debit card accounts and other personally identifiable information relating to the use of such credit and debit card accounts (“Cardholder Information”), transaction processing, system security and related matters, and all successors thereto and updates thereof (“Card Issuer Rules”), including, without limitation, an approved version of the Payment Card Industry Data Security Standard, developed and published jointly by American Express, Discover Financial Services, JCB, MasterCard Worldwide and Visa International (“Card Issuers”), as the same may be amended, updated replaced or augmented by the Card Issuers and the Council (the “PCI Standard”). Provider will not commit any act or omission that causes T-Mobile to violate the PCI Standard or to be fined, sanctioned or penalized by Card Issuers, the Council or any third party for the failure to properly protect, secure, maintain, use and store Cardholder Information. Provider shall provide T-Mobile a fully executed copy of the Confirmation of Report Accuracy for Service Providers within thirty (30) days of becoming PCI compliant.
7.1.9 Prior Audits. All Facilities have been the subject of annual (or more frequent) information security audits conducted by an independent third party, and either (a) such third-party audits have not revealed any material vulnerabilities in the Facilities or any component thereof; or (b) to the extent that any such vulnerabilities were found to exist, Provider has fully remedied such vulnerabilities.
7.1.10 Third-Party Agreements. Provider entering into and performing its obligations pursuant to this Agreement will not violate any service, employment, confidentiality, consulting or other agreement to which Provider or its employees is a party or by which Provider or its employees may be bound.

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7.2 T-Mobile hereby represents and warrants to Provider as follows:
7.2.1 Authority. T-Mobile has the right and authority to enter into and perform this Agreement and to grant the rights and licenses outlined in Exhibit D.
7.2.2 Financial Solvency. T-Mobile is financially solvent and able to pay its debts.
7.2.3 Compliance with Laws. T-Mobile is and shall remain in compliance with all Laws and shall not cause Provider to be in material violation of any Laws.
8. Liability Provisions.
8.1 Affiliate Definition. For purposes of this Agreement, the term “Affiliate” means, with respect to a Party, any person or entity that controls such Party, is controlled by such Party or is under common control with such Party.
8.2 Indemnification; Limitation of Liability.
8.2.1 Provider’s Obligations. Provider shall indemnify and hold harmless T-Mobile, its Affiliates and their respective officers, directors, contractors, agents and employees (collectively, the “T-Mobile Indemnitees”) from and against any and all losses and damages (including reasonable attorneys’ fees, costs and other litigation expenses) resulting from claims made by a third-party (collectively, “Claims”) against T-Mobile that relate to or arise out of either: (a) Provider’s provision of the Services, (b) a material breach of any covenant, representation or warranty in this Agreement by Provider, (c) any violation of Law by Provider; or (d) bodily injury, death or personal property damage proximately caused by the gross negligence or willful misconduct of Provider. Any Claim that relates to or arises out of any of the foregoing subparagraphs 8.2.1(a) through (d) is referred to as a “T-Mobile Claim.” Notwithstanding anything to the contrary in this Section 8, Provider will not be responsible for any T-Mobile Claims, other claims, liabilities, losses, damages and causes of action to the extent caused by the acts or omissions of T-Mobile.
8.2.2 T-Mobile’s Obligations. T-Mobile shall indemnify and hold harmless Provider, its Affiliates and their respective officers, directors, contractors, agents and employees (collectively, the “Provider Indemnitees”) from and against any and all Claims against Provider that relate to or arise out of either: (a) any violation of Law by T-Mobile, (b) a material breach of any covenant, representation or warranty in this Agreement by T-Mobile, (c) compliance by Provider with an instruction, specification, or requirement provided to Provider by a duly authorized T-Mobile employee or Streamline website; or (d) bodily injury, death, or personal property damage proximately caused by the gross negligence or willful misconduct of T-Mobile. Any Claim that relates to or arises out of any of the foregoing subparagraphs 8.2.2(a) through (d) is referred to as a “Provider Claim.” Notwithstanding anything to the contrary in this Section, T-Mobile will not be responsible for any Provider Claims, other claims, liabilities, losses, damages and causes of action to the extent caused by the acts or omissions of Provider.
8.2.3 Procedure. Each Party’s indemnification obligations hereunder will, with respect to a given Claim, be subject to the party seeking indemnification (a) providing prompt written notice of the existence of such Claim to the indemnifying Party; (b) reasonably cooperating with the indemnifying Party with respect to the defense and settlement of such Claim; and (c) permitting the indemnifying Party, at its option, to participate in and control the defense and settlement of such Claim, subject to the approval of the indemnifying Party’s liability insurer(s), where and to the extent applicable. Neither Party shall have authority or power to settle a Claim in a manner that imposes liability on the other Party without such other Party’s consent, which consent shall not be unreasonably withheld.

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8.3 Limitation on Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, PRODUCT LIABILITY OR STRICT LIABILITY) OR OTHERWISE, FOR ANY “EXCLUDED DAMAGES” MEANING ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, TREBLE OR SIMILAR DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST REVENUE, PROFIT, BUSINESS, USE OR DATA, OR FOR ANY FAILURE TO REALIZE SAVINGS OR OTHER BENEFITS), EVEN IF ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING. THE ENTIRE LIABILITY OF EITHER PARTY TO THE OTHER PARTY ARISING OUT OF OR IN RELATION TO THIS AGREEMENT FOR ANY LOSS OR DAMAGE, REGARDLESS OF THE FORM OF ACTION, SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES THAT ARE REASONABLY INCURRED. ANY DAMAGES OR LIABILITY UNDER THIS SECTION SHALL BE LIMITED TO AN AGGREGATE AMOUNT EQUAL TO THE TOTAL AMOUNT PAID BY T-MOBILE TO PROVIDER FOR SERVICES RENDERED DURING THE ROLLING TWELVE FULL MONTHS IMMEDIATELY PRECEEDING THE OCCURANCE OF THAT EVENT WHICH GIVES RISE TO LIABILITY (THIS AMOUNT BEING THE “CAP”). THE CAP IN THIS SECTION WILL NOT APPLY TO ANY BREACH OF SECTIONS 3.5, 10 OR 11; OR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8.2. THIS AGREEMENT, AND THIS SECTION 8.3 IN PARTICULAR, DEFINES A MUTUALLY AGREED UPON ALLOCATION OF RISK AND THE FEES AND OTHER CONSIDERATION HAVE BEEN SET TO REFLECT SUCH ALLOCATION.
8.4 For the Avoidance of Doubt. T-Mobile Indemnitees and Provider Indemnitees are referred to collectively as “Indemnified Parties” or individually as an “Indemnified Party.” A Claim for which a party is obliged to indemnify an Indemnified Party is referred to as an “Indemnified Claim,” the T-Mobile Claims and Provider Claims, collectively, being all of the “Indemnified Claims.” To the extent that an Indemnified Party suffers any losses and damages from claims of any third party for Excluded Damages suffered by that third party as a result of a breach of Sections 3.5, 10 or 11, then such losses and damages shall be treated as a direct damage suffered by the Indemnified Party, rather than as an Excluded Damage.
9. Ownership.
9.1 Ownership of Materials. Each Party retains any and all rights to its own previously existing information, software and/or developments and to its own information, software and/or developments that are created separately from and independent of its activities under the Agreement. Except as specifically set forth in this Agreement, neither Party obtains rights to information provided by the other solely by its access to or use of the information in performing its obligations or exercising its rights hereunder.
9.2 Data. As between T-Mobile and Provider, T-Mobile will own exclusively all data received, collected or derived by Provider as a direct result of the Services provided hereunder. Provider shall, upon T-Mobile’s written request, destroy or provide all such data to T-Mobile in the same manner as Provider is obligated to return or destroy Confidential Information in Section 10.3 below.
9.3 No License. Except as otherwise expressly provided in this Agreement, neither Party is granted any license in intellectual property that is owned, licensed or developed by the other Party.

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10. Confidentiality.
10.1 Confidential Information. The Parties acknowledge that each may be given access to certain confidential, proprietary or secret information including, but not limited to, financial information, Personal Information and other information regarding that Party’s business, organization, operations and plans (collectively, “Confidential Information”) under this Agreement. All Confidential Information will be the sole and exclusive property of the Party providing such information, and the receiving Party will not have any ownership interest in such Confidential Information or engage in any derivatives uses thereof. The receiving Party shall (a) use at least the same degree of care to prevent unauthorized use and disclosure of Confidential Information received from the other Party as the receiving Party uses with respect to its own confidential information (but in no event less than a reasonable degree of care); (b) use the other Party’s Confidential Information only in performance of its obligations or exercise of its rights under this Agreement; and (c) not disclose or grant access to such Confidential Information to any third party, without the express prior written consent of the disclosing Party. Consent is hereby given to disclose Confidential Information to each Party’s employees, consultants and service providers, but only (i) on a need-to-know basis and (ii) where the recipients are obligated (1) to maintain the confidentiality of such information as outlined under this Agreement and (2) to use it solely for the purpose for which it was provided under this Agreement. The foregoing obligations in this Section 10.1 shall survive termination of this Agreement for a period of five (5) years, except with respect to any item of Confidential Information that is a trade secret. For such items, the obligations shall survive termination of this Agreement for so long as such item remains a trade secret under applicable law.
10.2 Exclusions. The term “Confidential Information” does not include, and the obligations in Section 10.1, will not apply to any information that (a) is known to the receiving Party free of any obligation to keep it confidential before receiving it from the disclosing Party, (b) has been or which becomes publicly known through no wrongful act of the receiving Party or any third party, (c) is rightfully received from a third party who is under no obligation of confidence to the disclosing Party, or (d) is independently developed by the receiving Party without resort to confidential, proprietary, or secret information which has been disclosed pursuant to this Agreement. If the receiving Party is or becomes obliged to disclose Confidential Information of the disclosing Party in order to comply with applicable Laws (including state and federal securities laws applicable to Provider as a public company) or administrative process, or if compelled by governmental or court order, then the receiving Party may disclose such Confidential Information, but only to the limited extent it is so obliged. In a circumstance in which disclosure is compelled under this subsection 10.2 the Party that is subject to such compelled disclosure shall give the other Party prompt prior notice of such compelled disclosure, unless prohibited by law or governmental or court order so that the other Party may seek to protect such information, and shall cooperate with the other Party to obtain a protective order or other reasonable assurance that confidential treatment will be afforded.
10.3 Return or Destruction of Confidential Information. The receiving Party shall return, or at the disclosing Party’s option, delete and destroy (and certify in writing such return or deletion and destruction) any and all Confidential Information in the receiving Party’s possession or control to the disclosing Party upon any termination of this Agreement and upon written request of the disclosing party from time to time. Deletion of electronic Confidential Information will require, at minimum, that computers used in the ordinary course of performing the Services to handle incoming calls, and which may contain any Confidential Information, be overwritten with at least a single-string “wipe”; that offline queue computers’ memory that may contain any Confidential Information be overwritten with, at minimum, the number of strings of code as specified in the then-current Department of Defense standard for deletion of electronic information; and that any other computers or media on which any Confidential Information may be contained be overwritten in a manner appropriate to the circumstances (but in no event less than a single-string wipe). Notwithstanding the foregoing, at the option of the disclosing Party, anything prepared by the receiving Party that contains, reflects, or is based on Confidential Information of the other Party, such as but not limited to reports, analyses, studies, and the like, shall be irretrievably destroyed, rather than be delivered to the disclosing Party.

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11. Personal Information.
11.1 Definition. “Personal Information” means any information that may be used to identify any person or entity, that identifies characteristics (such as qualities, likes, dislikes, propensities or tendencies) of any person or entity, or which is compiled or derived from any of the foregoing, that Provider obtains or derives in any manner from any source under this Agreement. The phrase “any person or entity” includes, without limitation prospective, existing and former customers or employees of T-Mobile, its affinity marketing partners, data suppliers and contractors, in their capacity as such customers or employees, but specifically excludes Provider employees. With respect to such persons, Personal Information includes, without limitation, names, addresses, telephone numbers, email addresses, social security numbers, credit card numbers, customer proprietary network information (as defined under 47 U.S.C. § 222 and its implementing regulations (“CPNI Rules”)), purchase information, product and service usage information, frequent flier information, account information, credit information, demographic information and any other personally identifiable information.
11.2 Ownership; Restrictions on Use. All Personal Information is and shall remain the exclusive property of T-Mobile. Provider may collect, access, use, maintain and disclose Personal Information only to fulfill its performance obligations under this Agreement and only for the specific purpose for which such Personal Information is collected, stored or processed by Provider under this Agreement. Provider may not otherwise modify the Personal Information, merge it with other data, commercially exploit it, disclose it or do any other thing that may in any manner adversely affect the integrity, security or confidentiality of such information, other than as expressly specified herein or as directed by T-Mobile in writing. T-Mobile makes no representation or warranty as to the accuracy or completeness of the Personal Information, and Provider agrees that T-Mobile, its employees and agents shall have no liability to Provider resulting from any use of the Personal Information. Provider acknowledges and agrees that, without limiting any other obligations applicable to Personal Information hereunder, to the extent that Personal Information satisfies the requirements of being Confidential Information, such Personal Information is Confidential Information of T-Mobile
11.3 Privacy Laws. Provider’s access to, and collection, access and disclosure of Personal Information shall comply with all applicable federal, state and local Laws, rules and regulations, as they may be amended from time to time (the “Privacy Laws”), including, without limitation, (a) the CPNI Rules; and (b) Laws governing marketing by telephone, direct mail, email, SMS, MMS, wireless text messaging, fax and any other mode of communication, now or hereafter known. Provider shall at all times perform its obligations hereunder in such a manner as not to cause T-Mobile to be in material violation of any Privacy Laws or any other Laws.
11.4 Provider acknowledges that it may, in connection with performing its duties in accordance with this Agreement, have access to, or be provided, Cardholder Information.
11.4.1 Provider acknowledges and agrees that, as between Provider and T-Mobile, all Cardholder Information is, and shall remain, owned by T-Mobile.
11.4.2 Provider shall only access, use and disclose Cardholder Information if and to the extent necessary to (a) process and otherwise facilitate credit and debit transactions on T-Mobile’s behalf; (b) comply with Applicable Laws, Card Issuer regulations and written T-Mobile policies; and (c) as otherwise instructed in writing by an authorized T-Mobile officer.
11.4.3 Provider acknowledges and agrees that Cardholder Information is Personal Information for all purposes under this Agreement; provided, however, that the first sentence of Section 11.2 will not apply to Cardholder Information.
11.4.4 Provider agrees to provide the Council, the Card Issuers and any of their respective agents and designees with full access to any and all Provider Systems, and any other Provider books, records, premises and systems in the event of any Security Breach in which Cardholder Information may have been compromised, and to cooperate fully with any verification, testing and review of Provider’s compliance with the PCI Standard.

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11.5 Responsibility. Without limiting the generality for this Section 11 the acts or omissions of a Party and anyone with whom it is associated (e.g., employees of such Party and its subsidiaries and affiliates, and such Party’s agents and approved contractors and subcontractors, and their respective employees) are such Party’s acts or omissions.
12. Insurance.
12.1 General Requirements. Without limiting Provider’s undertaking to defend, hold harmless and indemnify T-Mobile Indemnitees as provided in this Agreement, Provider shall purchase and maintain insurance to protect Provider from claims of the type set forth below that arise out of or result from Provider’s operations, services and/or performance under this Agreement and for which Provider may be liable, whether such operations, services and/or performance are provided by Provider or by any of Provider’s agents, consultants, vendors or subcontractors or by anyone directly employed by any of them, or by anyone for whose acts Provider may be liable.
12.2 Coverages. Subject to deductibles, self-insured retentions, and the like Provider will assume insurance required hereunder that shall be written for not less than the limits of coverage specified herein, or as required by Law in any jurisdiction with authority over Provider’s operations, services and/or performance, whichever is greater. Coverage shall be written on an occurrence basis, except for Professional Liability Insurance.
12.2.1 Workers Compensation and Employers Liability insurance affording compensation benefits for all employees in an amount sufficient by virtue of the Laws of the state or jurisdiction in which the work or any portion of the work is performed and employers’ liability insurance with limits sufficient to meet all Laws.
12.2.2 Commercial General Liability Insurance, on an occurrence basis, with a combined single limit for bodily injury (including death) and property damage of [*] Dollars ($[*]) per occurrence and [*] Dollars ($[*]) general aggregate, and inclusive of coverage for premises/operations, products/completed operations, broad form property damage, independent contractors and contractual liability.
12.2.3 Automobile Liability Insurance, including coverage for owned, non-owned and hired autos, with a combined single limit for bodily injury (including death) and property damage of [*] Dollars ($[*]) per occurrence.
12.2.4 Umbrella or Excess Liability Insurance with a combined single limit for bodily injury (including death) and property damage of not less than [*] Dollars ($[*]) per occurrence and general aggregate, which shall provide additional limits for employers’ liability, general liability and automobile liability insurance.
12.2.5 Intentionally omitted.
12.3 Specific Requirements. Provider shall comply with the following terms for all insurance coverage required by this Section 12.
12.3.1 Provider shall provide insurance coverage by insurance companies having policyholder ratings no lower than “A-” in the most recent edition of A.M. Best’s Insurance Rating Guide. Such insurance shall be written with insurers of good standing and licensed to do business at all Sites.
12.3.2 Provider shall verify that all of Provider’s Affiliates, agents, consultants, providers and subcontractors meet the insurance requirements as set forth in this Section 12.
12.3.3 The policies described in Section 12.2 (other than workers’ compensation/employer’s liability and professional/errors and omissions liability) shall name T-Mobile, its subsidiaries and Affiliates, directors, officers and employees as additional insureds on a primary basis arising out of or in any way connected with Provider’s performance of this Agreement.

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12.3.4 Provider hereby waives and shall cause Provider’s insurers to waive their rights of subrogation against T-Mobile and all its subsidiaries and Affiliates, directors, officers, and employees under policies described in Section 12.2.
12.3.5 The insurance policies listed above shall be subject to the Laws of the country or state in which the Services are being performed. In the case of Services performed outside the United States and when required by Law, the insurance must be placed with a company admitted to do business in that country.
12.3.6 The foregoing insurance coverages shall be primary to and non-contributory with respect to any other insurance or self-insurance that may be maintained by T-Mobile and its subsidiaries and affiliates and shall contain a severability-of-interests clause. The fact that Provider has obtained the insurance required in this Section 12 shall in no manner lessen nor affect Provider’s other obligations or liabilities set forth in this Agreement. Provider shall supply certificates of insurance demonstrating that all of the insurance required above is in force, including, without limitation, the required waivers of subrogation and additional insured provisions, at the commencement of the Term and any Renewal Term, and shall ensure that not less than thirty (30) calendar days’ written notice is given to T-Mobile prior to any cancellation or reduction in coverage below that required by this Agreement.
12.3.7 Any self-insurance, self-retained layer, deductibles, and exclusions in coverage in the policies required under Section 12.2 shall be assumed by, for the account of, and at the sole risk of, Provider. In no event shall Provider’s liability be limited to the extent of the minimum limits of insurance required above.
12.4 “All-Risks” or “Special Causes of Loss” Property Insurance. Provider shall, at Provider’s expense, carry and maintain at all times, and for as long as any item of Provider’s property is in transit, or in the care, custody, or control of T-Mobile, a policy or policies covering loss, destruction of or damage to any item of Provider’s property in the amount of the full replacement value thereof providing protection against all perils normally covered in an “all risks” or “special causes of loss” property insurance policy. Provider shall cause its “all risk” physical damage insurers to waive all rights of subrogation against T-Mobile, its Affiliates, and their respective directors, officers, agents and employees for any loss, destruction of or damage to any item of Provider’s property that is covered by insurance pursuant to this Section 12.
13. General Provisions.
13.1 Entire Agreement. This Agreement, together with all exhibits and other documents expressly referenced herein, constitutes the complete and exclusive statement of the agreement of the Parties with respect to the subject matter hereof and supersedes all prior proposals, understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof. Provider acknowledges that there were no representations or promises made by T-Mobile on which Provider has relied in entering into this Agreement that are not expressly stated herein.
13.2 Amendments. Except as otherwise expressly provided herein, this Agreement may not be modified or in any way altered except by a written agreement signed by the Parties that states it is an amendment to this Agreement.
13.3 Order of Precedence. In case of conflict the order of precedence of the documents constituting this Agreement is as follows, each listed document superseding in the event of any conflicting provision in a later-listed document: (a) Agreement text, including any and all exhibits hereto; (b) the Standard Terms; (c) the Statement(s) of Work; and (d) any other document that makes specific reference to this Agreement. No pre-printed or similar terms and conditions contained in any document submitted by Provider to T-Mobile will be deemed to supersede any of the terms and conditions herein without express written approval of T-Mobile.

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13.4 Assignment. Provider acknowledges that the Services to be rendered by Provider are unique and personal. Provider may not assign any of Provider’s rights or delegate any of Provider’s duties or obligations under this Agreement without the prior written consent of T-Mobile; which T-Mobile shall not withhold unreasonably; and further provided, however, that Provider may, upon no less than forty-five (45) days prior written notice to T-Mobile, assign or transfer its rights under this Agreement to an entity acquiring all or substantially all of Provider’s assets or business to which this Agreement relates whether by acquisition of assets or shares, or by merger or consolidation. T-Mobile may assign any and all of its rights hereunder in its sole discretion. Subject to the foregoing, this Agreement will inure to the benefit of and shall be binding upon the permitted successors and assigns of the Parties.
13.5 Force Majeure. Each Party’s performance under this Agreement is subject to force majeure, meaning any of the following that make it inadvisable, illegal, or impossible to perform such Party’s obligations under this Agreement: (a) acts of God or the public enemy, (b) terrorist activities, (c) riots, (d) fires, (e) civil disorder, (f) war, (g) government regulation, (h) disaster, (i) strikes, work stoppages, or labor disputes (except those involving such Party’s own employees or agents), (j) curtailment of transportation or communications facilities, or (k) other emergency beyond such Party’s reasonable control. Neither Party will be liable for any failure or delay in performing its obligations under this Agreement where such failure or delay is due to force majeure, nor for any loss or damage resulting therefrom. In the event of such failure or delay, the date of delivery or performance will be extended for a period not to exceed the time lost by reason of the force majeure; provided that the affected Party uses reasonable commercial efforts to mitigate or eliminate the effects of the force majeure and, if events in the nature of the force majeure event were reasonably foreseeable, used commercially reasonable efforts prior to its occurrence to anticipate and avoid its effect. T-Mobile shall have no obligation to make any payments to Provider with respect to Services that would have been due during the period of force majeure, but are ultimately not rendered. Each Party shall notify the other in writing promptly of any force majeure that affects its performance and its anticipated effect on such performance.
13.6 Publicity. Except as required by applicable Law or applicable non-discretionary rule of a stock exchange on which Provider’s securities are listed (“Exchange Rule”), Provider shall neither publicly disclose the existence and terms of this Agreement, nor issue any press releases or make any other public disclosures concerning its business relationship with T-Mobile without the express prior written consent of T-Mobile. Without limiting the generality of the foregoing, T-Mobile acknowledges that Provider may be required by applicable Law to file with the US Securities and Exchange Commission (the “SEC”):
(a) copies of this Agreement and any amendments, schedules, exhibits, statements of work, and other documents comprising a part of this Agreement, and
(b) forms required by the Securities Exchange Act of 1934 as amended (the “‘34 Act”) which describe terms of this Agreement, including amendments, schedules, exhibits, statements of work, and other documents comprising a part of this Agreement.
Examples of such forms include Current Report on Form 8-K, Quarterly Report on Form 10-Q, and/or Annual Report on Form 10K. When filing such copies with the SEC, Provider shall request confidential treatment pursuant to the SEC’s regulations for that part of the information contained in such copies for which, in the reasonable opinion of Provider’s legal counsel, it is reasonable to expect the SEC to grant such confidential treatment. It is understood that notwithstanding the granting of confidential treatment, all information contained in such copies will be available for non-public use of the SEC, and that the SEC usually grants confidential treatment only for a fixed period of time, usually the term of the Agreement itself. Moreover, that part of the information in such copies for which the SEC usually grants confidential treatment may be limited.

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Notwithstanding the foregoing, Provider may respond to bonafide inquiries about publicly filed documents or information contained therein using publicly available (publicly filed) information about T-Mobile or this Agreement or other information which, although not expressly available publicly, is not materially different from that information which is publicly available or is in the nature of explanation/clarification of information that is publicly available.
13.7 Further Assurances. The Parties agree to execute and deliver (and cause their respective personnel to execute and deliver) any appropriate instruments or documents to confirm the assignments and rights and licenses provided for herein and to enable the other to perfect the same by filing, registration or otherwise in any state, territory or country, as may be reasonably requested and prepared by such other from time to time.
13.8 Governing Law. This Agreement, and any disputes arising out of or relating to this Agreement, shall be governed by, construed and enforced in all respects in accordance with the Laws of the State of Washington, without regard to the conflict of laws or choice of law provisions thereof. The Parties agree that all actions and proceedings arising out of or relating to this Agreement shall be brought only in a state or federal court located in King County, Washington. The Parties hereby consent to such venue and to the jurisdiction of such courts over the subject matter of such proceeding and themselves.
13.9 Contract Interpretation. This Agreement, together with all exhibits hereto, represents the wording selected by the Parties to define their agreement and no rule of strict construction will apply against either Party. This Agreement may be translated into one or more languages; provided, however, that in the event of any conflict in interpretation between this Agreement and any foreign language translation, the interpretation of this English version of the Agreement will prevail. Headings used in this Agreement are for reference only and will not be deemed a part of this Agreement. Despite the possibility that one Party or its representatives may have prepared the initial draft of this Agreement or any provision thereof or played a greater role in the preparation of subsequent drafts, the Parties agree that neither will be deemed the drafter of this Agreement and that no provision hereof will be construed in favor of one Party on the ground that such provision was drafted by the other.
13.10 Waivers. No purported waiver by a Party of any default by any other Party of any term or provision contained herein (whether by omission, delay or otherwise) will be deemed a waiver of such term or provision unless the waiver is in writing and signed by the waiving Party. No such waiver will in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.
13.11 Relationship. The Parties acknowledge and agree that their relationship is and shall remain solely and exclusively that of independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture or agency relationship between the Parties, and in no event will either Party be, claim to be or be deemed to be an employee, agent or partner of the other Party by reason of or with respect to this Agreement or any Services. Without limiting the generality of the foregoing, each Party agrees (a) to conduct itself strictly as an independent contractor pursuant to this Agreement, and (b) to comply with all Laws, including, without limitation, all Laws governing payment of federal and state income taxes, self-employment taxes, estimated taxes, sales, use and service taxes, and all other federal, state, local and foreign taxes of any nature imposed with respect to any obligations pursuant to this Agreement or payments therefor.

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13.12 Non-Solicitation. Without the prior written consent of the other Party, during the Term and for one (1) year after any termination or expiration of the Term, neither Party shall, and shall ensure that its Affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by the other Party who are directly involved in carrying out the obligations of the Parties pursuant to this Agreement; provided, however, that nothing in this Section 13.12 will prohibit a Party from offering employment to or hiring any person with whom such Party has not otherwise initiated contact or who responds to a general solicitation published in a journal, newspaper, Web site, or other publication of general circulation and not specifically directed toward such person.
13.13 Notice. Any notice or communication required or permitted to be given hereunder (other than forecasts required to be delivered pursuant to the Specifications) shall be in writing and may be delivered by hand, deposited with an overnight courier, sent by email, transmitted by confirmed facsimile (followed by delivery of a copy by U.S. Mail) or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving Party as set forth in this Section. Such notice will be deemed to have been given as of the date it is delivered, mailed, emailed, faxed or sent, whichever is earlier.
If to T-Mobile, all notices shall be delivered and addressed to:
[*]
[*]
T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, WA 98006
Email: [*]
Facsimile: [*]
With a copy to:
[*]
[*]
T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, WA 98006
Facsimile: [*]
If to Provider, all notices shall be addressed and delivered to:
[*]
[*]
Startek USA, Inc.
44 Cook Street, 4th Floor
Denver, CO 80206
Facsimile: [*]
With a copy to:
[*]
[*]
44 Cook Street, 4th Floor
Denver, CO 80206
Email: [*]
Facsimile: [*]

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13.14 Severability. This Agreement will be enforced to the fullest extent permitted by Law. If any term or provision of this Agreement or the application thereof is held invalid, illegal or unenforceable by a court of competent jurisdiction by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to either Party, and such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transaction contemplated hereby is fulfilled to the maximum extent possible.
13.15 Third-Party Rights Excluded. This Agreement is an agreement between the Parties, and is neither intended to nor does confer any rights upon any of the Parties’ respective employees, agents or contractors or any other person or entity.
13.16 DOJ Agreement. T-Mobile has entered into an agreement with the Federal Bureau of Investigation and the Department of Justice that requires parties contracting with T-Mobile to comply with applicable terms. Provider agrees to do as follows:
13.16.1 Provider shall not during the Term or at any time thereafter store subscriber audio or data communications occurring in the U.S., or any other subscriber information, including, without limitation, call transactional data, call associated data, call identifying data, subscriber information and subscriber billing records (collectively, “Subscriber Information”) outside of the United States without T-Mobile’s prior written consent, which may be withheld for no reason, or any reason, in T-Mobile’s sole discretion; provided, however, that T-Mobile understands that Provider will be providing the Services in Kingston, Ontario, Canada; Sarnia, Ontario, Canada; Alexandria, Louisiana, United States; Victoria, Texas, United States; and Big Spring, Texas, United States, and as a result, T-Mobile hereby consents to the storage by Provider of all Subscriber Information necessary to perform the Services under this Agreement in Kingston, Ontario, Canada; Sarnia, Ontario, Canada; Alexandria, Louisiana, United States; Big Spring, Texas, United States; Victoria, Texas, United States; and Petersburg, Virginia, United States for the term of this Agreement.
13.16.2 Provider shall provide T-Mobile within at least thirty (30) days prior written notice of its desire to store Subscriber Information in another location different from Kingston, Ontario, Canada; Sarnia, Ontario, Canada; Alexandria, Louisiana, United States; Victoria, Texas, United States; and Big Spring, Texas, United States including description of the communications and/or information, identification of the custodian, identification of the proposed location where the communications and/or information would be stored; and identification of the factors it considered in seeking to store the communications and/or information outside Kingston, Ontario, Canada; Sarnia, Ontario, Canada; Alexandria, Louisiana, United States; Big Spring, Texas, United States; Victoria, Texas, United States; and Petersburg, Virginia, United States.
13.16.3 Provider shall store billing records relating to T-Mobile subscribers for a minimum period of two (2) years;
13.16.4 Provider shall store Subscriber Information in its possession, custody and control if requested by a domestic governmental entity pursuant to 18 U.S.C. § 2703(f);
13.16.5 Provider shall store Subscriber Information in a manner such that the communications and/or information do not become subject to mandatory destruction under any foreign laws;

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13.16.6 Provider shall make available in the United States all Subscriber Information that is stored by Provider or a third party (as permitted under this Agreement);
13.16.7 Provider shall not disclose Subscriber Information to any foreign government or entity without first (a) satisfying all applicable U.S. federal, state and local legal requirements, including receiving appropriate authorization by a domestic U.S. court, or receiving prior written authorization from the U.S. Department of Justice, and (b) notifying T-Mobile of the request for such information within five (5) days of its receipt;
13.16.8 Provider shall protect the confidentiality and security of all lawful U.S. process and the confidentiality and security of classified information and sensitive information in accordance with federal and state laws and regulations.
The Parties, intending to be legally bound, have caused this Agreement to be executed by their authorized representatives on the dates set forth below. Executed as of the Effective Date:

STARTEK USA, INC.		T-MOBILE USA, INC.

By:	/s/ PATRICK M. HAYES	By:	/s/ BRIAN KIRKPATRICK

Name:	Patrick M. Hayes	Name:	Brian Kirkpatrick

Title:	COO	Title:	Executive VP & Chief Financial Officer

Date:	10/10/07	Date:	10/12/07

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EXHIBIT A
STANDARD TERMS AND CONDITIONS
These Standard Terms and Conditions (“Standard Terms”) are to be attached to and incorporated into the Services Agreement between T-Mobile USA, Inc. (“T-Mobile”) and StarTek USA, Inc. (“Provider”) dated as of October 1, 2007 (for purposes of these Standard Terms, the “Services Agreement”). Unless otherwise specified, terms defined in the body of the Services Agreement shall have the same meanings when used in these Standard Terms with initial letters capitalized.
1.
Services. The Services will consist of receiving inbound customer service calls from T-Mobile customers (“Inbound Calls”); handling such Inbound Calls according to Specifications, including, without limitation, placing outbound calls to address Customer Care matters relating to such Inbound Calls (“Outbound Calls” and, together with Inbound Calls, “Calls”); and addressing all other matters provided for in the Services Agreement, these Standard Terms, one or more applicable Statements of Work and other applicable Specifications (collectively, this “Agreement”). Provider shall maintain a dedicated program to perform the Services. By way of illustration, and not limitation, Provider’s customer-facing representatives dedicated to the T-Mobile LOBs (“Agents”) will handle only T-Mobile calls, Provider’s team supervisors (“Supervisors”) will support only T-Mobile-dedicated Agents, and Provider’s team managers (“Managers”) will support only T-Mobile-dedicated Supervisors to perform the Services.

2.
Operation. Except as otherwise set forth expressly in an applicable Statement of Work, Provider shall provide the Services [*] hours per day, [*] days per year. All hours shall be defined in Pacific Time. Provider will not change or attempt to change the hours of operation for any T-Mobile LOB at any Site without prior written approval by a Director (or more senior executive) of T-Mobile. Provider shall not close or limit performance at any Site or reallocate any Provider employees to another physical location without first providing T-Mobile at least [*] days’ written notification thereof and a comprehensive written plan therefor that sets forth in detail how Provider will maintain the Services performed at such Site and will mitigate the impact of such change while preventing tangible and intangible costs to T-Mobile.

3.	FTEs.
3.1.
FTEs. Provider shall utilize Full-Time Equivalents (“FTEs”) in regard to scheduling, staffing, production and reporting. An FTE shall be defined as forty (40) hours of Services per week performed by an Agent, and an FTE is not equivalent to headcount. A headcount (“Headcount ”) is equivalent to a person.

3.2.	Classification of FTEs. FTEs will be classified into the following categories with respect to each LOB:
3.2.1.
Production FTEs, which are FTEs performed by Agents who, having graduated from New Hire Training and TCC (each defined below), currently provide Services productive to the applicable LOB (“Production”);

3.2.2.	Training FTEs, which are FTEs performed by Agents in training and, as such, not yet eligible to engage in Production with respect to the applicable LOB;

3.2.3.
T-Mobile Customer Connection (“TCC”) FTEs, which are FTEs performed by Agent who have completed New Hire Training but have not graduated from TCC, who provide Services productive to the applicable LOB for a material portion of each eight (8)-hour work day; and

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3.2.4.	LOA FTEs, which consist of Agents who cannot be classified into Production, Training or TCC with respect to the applicable LOB.
4.	Forecasting.
4.1.
[*]-Month Forecast. T-Mobile shall deliver a [*]-month rolling forecast to Provider for each LOB (and, if applicable, each Site and skill), containing nonbinding forecasts of expected weekly call volume (“Volume”) for such period (each, a “[*]-Month Forecast”), on or before the fifteenth (15th) day of each calendar month during the Term (each, a “Month”).

4.2.
Final Forecast. T-Mobile shall deliver to Provider an updated daily Volume and AHT forecast for each LOB (and, if applicable, each Site and skill) for each Month no later than [*] days prior to such Month (“Final Forecast”), which will vary no more than [*] percent ([*]%) in call volume each week from the [*]-Day forecast. If the Final Forecast for an LOB or Site is not delivered in a timely fashion with respect to a particular Month, then, unless otherwise agreed upon by the Parties, who shall act reasonably with respect thereto, the portion of the most recent [*]-Month Forecast applicable to such Month shall be deemed the Final Forecast for such Month for that particular LOB or Site.

4.3.
[*] Forecasts. For informational purposes only—and not for purposes of any KPI calculations or other substantive matters hereunder—T-Mobile shall deliver to Provider a [*] forecast of expected Volume and AHT for each LOB.

5.
Scheduling. Provider shall schedule an appropriate number of FTEs in half-hour intervals for each Month in accordance with the applicable Final Forecast. Within five (5) days of receiving a Final Forecast applicable to a given Month, Provider shall provide to T-Mobile a schedule of FTEs for such Month that details Provider’s FTEs for each half-hour period during such Month. Such schedule shall be accompanied by plans that illustrate Provider’s plans for meeting the KPIs in the Specifications applicable to such Month (each, a “KPI Plan”). Each KPI Plan shall include the number of required FTEs to meet the KPIs, the number of scheduled FTEs and the half-hourly service level objectives set forth in the Final Forecast, and all assumptions used by Provider to translate the Final Forecast into scheduled FTEs.

5.1.
The Parties shall cooperate to manage intraday schedule adjustments to manage actual Volume, and shall mutually agree upon and participate in the preparation of other Volume forecasts as reasonably required to meet the objectives of this Agreement. Such forecasts may include, but are not limited to, yearly, quarterly, monthly, weekly, daily and interval forecasts.

5.2.
Provider shall provide to T-Mobile a dedicated senior call management-planning specialist who will advise and assist T-Mobile regarding various matters related to the Services, including, without limitation, development of Volume forecasts for each LOB. Provider shall, upon T-Mobile’s reasonable request, replace such specialist with a specialist approved by T-Mobile.

5.3.
For each Month, with respect to the applicable KPI Plan, Provider shall recruit, train and staff Agents to at least [*] percent ([*]%) of the required FTE and to handle [*] percent ([*]%) of required Volume. In the event that the Volume forecast in a Final Forecast for a given Month exceeds the Volume in the Final Forecast for the immediately preceding Month by [*] percent ([*]%) or more, Provider may add additional Agents to service such increase; provided, that Provider may only add additional Agents under this Section 5.3 with the prior written consent of T-Mobile, which consent shall not be unreasonably withheld.

5.4.
In the event that the Production FTE count falls more than [*] percent ([*]%) below the FTE required to handle the Volume forecast for any Month in any [*]-Month Forecast, Provider shall recruit and hire Agents to back-fill such attrition. Provider shall commence training of such new hires within [*] days of Production FTE falling [*] percent ([*]%) below the forecasted required FTE.

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5.5.
Provider shall provide the forecasted required FTEs for the Term; provided, that Provider shall increase or decrease the number of FTEs upon T-Mobile’s written request given to Provider (a) at least [*] days in advance, if the requested increase or decrease is [*] percent ([*]%) or less; or (b) at least [*] days in advance, if the requested increase or decrease is greater than [*] percent ([*]%).

5.6.
T-Mobile may reduce forecast Volume at any time by more than [*] percent ([*]%) if: (a) Provider is staffed at less than [*] percent ([*]%) of forecasted required FTE for such LOB; or (b) Adjusted Service Level for such LOB or skill is substandard

5.7.
No [*]-Month Forecast, Final Forecast or other forecast provided for in this Agreement, or T-Mobile’s acknowledgment of FTE or any metric forecast in a KPI Plan or otherwise, shall in any way represent T-Mobile’s promise or commitment to provide any given volume or amount of anything to Provider.

6.
Average Handle Time. “Average Handle Time,” or “AHT,” with respect to Calls handled by Provider in performing the Services with respect to a particular LOB or Site, means the sum of (a) with respect to Inbound Calls, (i) average talk time on such Calls; (ii) average hold time while on such Calls and (iii) average time spent on after-Call work relating to such Calls; and (b) with respect to Outbound Calls, (i) average dialing and connection time for such Calls; (ii) average hold time while on such Calls; (iii) average talk time while on such Calls; and (iv) average time spent on post-Call work relating to such Calls. Notwithstanding anything to the contrary in this Agreement, in no event will any components of AHT overlap (e.g., if an Agent is on hold while handling one Call, and simultaneously performing post-Call work for another, such handling may only be attributed to one Call at any given time for purposes of AHT calculations). Provider shall use commercially reasonable efforts to meet or exceed the AHT goal, which may vary by LOB and skill set, as provided in the Statement of Work. Such AHT goal may be revised from time to time by mutual written agreement of the Parties based upon historical trending, changing call components or other mutually agreed material change.

7.
Ramp. “Ramp” means, with respect to any LOB or Site, any material FTE increase requested by T-Mobile or otherwise implemented by Provider in order to meet its obligations under this Agreement. “Ramp Plan” means a plan developed by Provider to implement a Ramp. Before implementing any Ramp Plan, Provider must submit a proposal of such Ramp Plan to T-Mobile for written approval by an Operations Senior Manager (or more senior corporate executive or manager) of T-Mobile. No Ramp Plan may be implemented without such approval. In the event of a new Ramp Plan for a given LOB, or a change to the General Customer Care LOB supported by Provider, the AHT monthly objectives for such LOB shall be adjusted in accordance with the procedure set forth in applicable Specifications.

8.	Training.
8.1.	Provider Training Obligation. Provider shall train all Agents in accordance with, and shall abide by all terms and conditions of, this Section 8 (“Training”).

8.2.
Ratio of Trainers to Trainees. The ratio of fully-certified Trainers (as defined in Section 8.5.5 below) to trainees in Training will not exceed a classroom level of [*] or [*]; provided, that if two (2) Trainers are used, such number may be comprised of a Trainer with the support of a Supervisor or Coach who has been certified by a T-Mobile Master Trainer and completed certified Training.

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8.3.
Costs and Expenses of Training. All costs and expenses for New Hire Training (defined in Section 8.5 below), training materials for new Agents and any initial and program extension training or changes or modifications to the Training program or continuing education training that exceeds [*] hours per Agent per month will be borne by T-Mobile, subject to Section 8.4 below. Notwithstanding the foregoing sentence, if any Agent does not engage in full-time Production for a given T-Mobile LOB or Site at any time within [*] months of first performing Production for such LOB or Site, then Provider shall ensure such Agent completes all necessary training to effectively resume Production in such way that is not lesser than a recent training graduate. If Provider does not ensure the completion of such necessary training prior to the Agent returning to Production, Provider shall reimburse T-Mobile for all of T-Mobile’s costs of Training attributable to that Agent (such costs as determined by T-Mobile in its sole discretion). Provider shall pay to T-Mobile such costs or reflect the same as a service credit on an invoice to T-Mobile. Provider shall use online Training options in lieu of printed materials wherever reasonably available and shall reuse written materials where reasonably possible. Documented Training trackers must accompany all invoices for approval of Services Fees under this Agreement. Such trackers shall contain Agent name, Agent Training start date, Agent Training graduation date, Agent T-Mobile log-ins, attendance record and assessment and quality scores for each module; provided, that if any of the foregoing data elements may not be contained in trackers under applicable Law, then Provider shall (a) cite such applicable Law in writing to T-Mobile and (b) include in such trackers all such data elements as allowed by applicable Law. Provider shall track all continuing education classes via an auxiliary (AUX) or automatic call distributor (ACD) code and shall submit information regarding the same monthly with other reports required hereunder. Such information shall include each Agent’s name, the exact amount of time such Agent spent in each Training course, the name of each such Training course, and the total time in the month spent by such Agent in continuing education training. Provider shall deliver all appropriate Training within the timeframes provided in applicable Training curricula, subject to reasonable KPI considerations.

8.4.
Additional Training; Attrition Training; Removed Personnel. Notwithstanding anything to the contrary in this Section 8, if Provider fails to meet any applicable KPIs, then, if T-Mobile determines that additional “skill set” Training may help Provider meet such KPIs, Provider shall perform such Training in accordance with this Section 8 and shall bear all costs and expenses thereof. All costs associated with Training necessitated by attrition or T-Mobile requests for removal of personnel pursuant to Section 1.9 of the Services Agreement, including, but not limited to, new trainers and any associated materials, shall be borne by Provider.

8.5.
New Hire Training. No Agent will perform Production for any T-Mobile LOB who has not completed the T-Mobile New Hire Training Curriculum and graduated from TCC in accordance with this Section 8 (“New Hire Training”). [*]. T-Mobile may modify the T-Mobile New Hire Training Curriculum from time to time in its discretion in any and all respects, including, without limitation, with respect to content and hours required for completion; provided, however, that T-Mobile shall provide Provider with [*] days’ notice of any such changes, and provided further, that any changes that will materially impact Provider’s costs must be mutually agreed to by the Parties, who shall act reasonably in respect thereto. Any New Hire Training as a result of ramp or net growth must be approved in writing by a T-Mobile Senior Manager or more senior official. Provider will submit an approved baseline report. Such written approval must be attached to any and all invoices on which any New Hire Training is cited or listed as a basis for billing T-Mobile. T-Mobile will not be obligated to pay Provider for such billed amounts in the absence of such written approval.

T-Mobile USA Confidential

8.5.1.
Application IDs. Prior to Training completion, where applicable, T-Mobile shall deliver all applicable application IDs to Provider. Provider shall ensure that application IDs are not shared by Agents or disclosed outside of Provider. Provider shall promptly remove from the Services any Agent who shares or discloses application IDs in these manners (and shall provide a suitable replacement for the removed Agent and immediately notify T-Mobile of such removal).

8.5.2.
Access to T-Mobile Training-related Materials. Provider shall report to T-Mobile Training staff any Provider employee who no longer contributes to Production who has had access to T-Mobile Training-related materials and websites, such as CCS printing. Such reporting shall not relieve Provider of its obligation to maintain the confidentiality of T-Mobile Confidential Information and to ensure that its employees, agents and permitted subcontractors remain bound to maintain such confidentiality after termination of employment, engagement or other relationship with Provider.

8.5.3.
Attendance and Absenteeism. Provider shall only graduate a new hire Agent from New Hire Training to Production if such Agent has completed all required Training time and satisfied the requirements of this Section 8.5.3 and Section 8.5.4. If an Agent missed any Training classes or activities, such classes or activities (or an equivalent approved by T-Mobile) must be made up prior to such Agent’s graduation from New Hire Training or participation in Production. Provider shall provide to T-Mobile on a monthly basis (a) written documentation of all missed New Hire Training classes and activities, and (b) reasonable proof that such classes, activities or approved substitutes were made up in accordance with this Section 8.5.3.

8.5.4.
Assessments and Quality Scoring. Each new Agent must (a) pass all New Hire Training assessments at [*] percent ([*]%) or better; (b) score [*] or better in both the Courtesy and Concern components of Quality (as determined by Provider and/or T-Mobile observations and calibrated as outlined in Section 14.4.3 below), in order to graduate from New Hire Training and be eligible to perform Production. Provider shall ensure that no Agent who has not graduated from TCC in accordance with the requirements set forth in this Section shall take any non-TCC Production calls for T-Mobile until such time that such requirements are satisfied.

8.5.5.
Certification of Trainers and Facilitators. Training curriculum shall be facilitated by individuals certified by either T-Mobile Learning and Development specialists or Provider’s own Certified Training Manager (“Trainers”). Provider shall provide, and shall bear all costs and expenses of, certification training for all prospective Trainers. Provider shall use a certification course that is satisfactory to T-Mobile and, if Provider does not or cannot maintain such a certification course, Provider shall use the certification curriculum provided by T-Mobile as the same may be updated from time to time. Provider shall ensure that only certified persons conduct New Hire Training

8.5.6.
Training Standards. Provider shall ensure that all Training Managers and Training Quality Managers utilize T-Mobile’s Training Manager Toolkit (or Provider’s comparable documentation as pre-approved by T-Mobile) to manage, observe, assess and monitor Trainer performance. Provider shall, upon T-Mobile’s request, provide assessment and monitoring information gathered from the Training Manager Toolkit to T-Mobile.

8.6.
Streamline Read Time. Provider shall schedule time for each Agent to read Streamline (“Streamline Read Time”) prior to each Agent shift in the amount of [*] minutes per day and no more than [*] minutes per Agent per week. Provider shall measure Streamline Read Time via ACD or AUX code or skill set and shall report the same to T-Mobile no less frequently than [*]. Provider shall attain, and demonstrate through reporting, [*] percent ([*]%) or greater aggregate Agent utilization of Streamline Read Time.

9.
Escalation Procedures. Provider shall utilize T-Mobile-provided escalation policies and procedures to handle Calls beyond a given Agent’s scope of training or where management support of a T-Mobile customer issue is necessary or appropriate. Unless expressly provided to the contrary in such T-Mobile-provided policies and procedures, Provider shall ensure that each Call that cannot be handled effectively by an Agent is handled by the Supervisor and up to the Manager before being transferred to T-Mobile for resolution. If a customer requires management support, Provider shall cause its Agents to transfer the call to a Manager, who will attempt to resolve the issue before transferring the Call to T-Mobile. If T-Mobile updates its escalation policies or procedures, it will provide such policies or procedures to Provider, and if applicable, will update Streamline (or other applicable on-line resources T-Mobile makes available to Provider).

10.
Telecommunications and Data. T-Mobile shall deliver Calls to, and shall deliver a data circuit to, a single Provider network point of entry at each applicable United States Site, or to a United States port of entry location if Site is located outside of the United States, or as otherwise mutually agreed upon by the Parties. Provider shall bear all costs of and related to procuring, supporting and otherwise routing Calls to other Sites or facilities. Provider shall provide (a) an outbound call circuit; (b) adequate and suitable space for T-Mobile equipment to be stored and/or operated on Provider’s premises; and (c) suitable call-recording functionality. Provider acknowledges and agrees that the data circuit provided by T-Mobile under this Section may be used by Provider only to support Call handling and other performance of Services under this Agreement.

11.
Facilities. Provider shall provide (a) [a] cabinet[s] for all T-Mobile equipment as detailed in Exhibit E hereto and (b) the PBX communications switch[es] to deliver calls (such switch certified to function with Cisco ICM, workstations, local area network (LAN) infrastructure), high-speed Internet access and other Facilities equipped to run and utilize the most recent version of the T-Mobile customer care systems, described in Exhibit C hereto, deployed at the time of the implementation of the most recent Statement of Work hereunder. Provider is hereby granted a license for the term of this Agreement to use the software listed in Exhibit D hereto (the “Licensed Software”), in object code form only, for the sole purpose of performing its obligations under this Agreement. Provider will not copy, make derivative works of, make available to third parties, disclose, distribute or otherwise use the Licensed Software for any purpose other than as expressly provided under this Agreement. At each Site, Provider shall also provide the telecommunications switch (such switch capable of call processing), Universal Power Supply (UPS) and adequate electrical power, desktop computers that meet the specifications listed in Exhibit E hereto, office supplies, dedicated workspaces, appropriate call-recording technology and facilities and such other Facilities as reasonably required to effectively perform the Services. Without limiting the foregoing, T-Mobile shall be responsible for its own costs associated with wide area network (WAN) infrastructure. Provider will not make any material changes to any Facilities without providing at least thirty (30) days’ prior notice to T-Mobile.

12.
Systems Use and Downtime. Information given to T-Mobile customers or collected by Agents shall be directly taken from and/or input into applicable T-Mobile Resources. Provider shall also record all Calls and shall keep such recorded Calls for no fewer than [*] days. Provider shall allow T-Mobile to access and copy such recorded Calls upon reasonable notice to Provider. In the event that Provider is unable to perform the Services due to a failure of Facilities or T-Mobile Resources (“Downtime”), Provider shall immediately notify T-Mobile and, as instructed by T-Mobile, capture Call information in Remedy or on Downtime forms provided by T-Mobile.

T-Mobile USA Confidential

In the absence of applicable instructions from T-Mobile during Downtime, Provider shall require Agents to attempt to use Remedy and, if such is not possible, to capture Call information on Downtime forms. If Agents use Downtime forms, Provider shall input information from these Downtime forms into applicable T-Mobile Resources within [*] hours of cessation of Downtime; provided, that if Volume does not reasonably allow for this timeframe to be met, then Provider will have an additional [*] hours to enter all such information into applicable T-Mobile Resources. Provider shall destroy (by shredding or burning) all Downtime forms containing Personal Information or, at T-Mobile’s option, provided to T-Mobile, immediately after the information from a given Downtime form is entered into applicable T-Mobile Resources. Provider shall assign a special ACD tracking code to indicate when specified Agents enter Downtime form information into applicable T-Mobile Resources. Provider shall provide Downtime productivity reports to T-Mobile displaying time in code and number of Downtime forms processed. T-Mobile agrees to pay Provider the Specified Labor Rate (contingent upon Provider meeting the agreed-upon hourly rate of entry of Downtime forms) as provided in Schedule 1 hereto (the “Pricing Schedule”) for processing Downtime forms, so long as such Downtime has, as its sole cause, the failure of T-Mobile Resources and could not have reasonably been avoided by Provider).

13.	Overtime.
13.1.
If Volume on a given day will exceed that forecast in the Final Forecast by more than [*] percent ([*]%), Provider shall so notify T-Mobile and shall recruit trained Agents to handle such excess Volume (“Overtime”). If Volume exceeds that forecast in the Final Forecast by [*] percent ([*]%) or less, Provider shall recruit Agents to cover such excess and Provider shall be responsible for any expenses related thereto. Provider shall obtain prior written approval from T-Mobile for any other purported overtime that Provider believes may be required or incurred for the performance of the Services. T-Mobile will not compensate Provider for, and Provider will not invoice T-Mobile for, any Overtime unless such Overtime is approved in writing by T-Mobile in advance. T-Mobile agrees to pay Provider the Overtime rate set forth in the Pricing Schedule for all Volume handled in excess of [*] percent ([*]%) of that set forth in the Final Forecast, where such Overtime has been pre-approved in writing by T-Mobile.

13.2.
Provider shall employ the recruiting process for Overtime as soon as the circumstance causing the Volume variance is identified. If Provider identifies such circumstance at least [*] weeks before its expected occurrence, Provider shall use all reasonable efforts to minimize the financial impact of Overtime by modifying schedules to support the required staffing. Provider shall also recruit Agents to work overtime on a day-to-day basis when the intra-day Volume dictates additional staffing needs to maintain KPI goals.

13.3.
Overtime for the purposes of invoice payment at Overtime rates will be calculated by interval using the following formula: interval handled Volume in excess of [*] percent ([*]%) of the forecast volume multiplied by the lesser of interval AHT and [*] percent ([*]%) of the KPI AHT, such sum divided by [*]. These are the billable overtime minutes where T-Mobile has solicited overtime.

14.
KPIs. The KPIs will be as follows for all LOBs at all Sites, unless explicitly specified to the contrary in an applicable Statement of Work. KPI performance will be used for adjustments to bonuses and/or penalties in accordance with the Pricing Schedule.

14.1.
Average Handle Time (AHT). AHT shall be calculated as defined in Section 6 above, subject to adjustment during Ramp as set forth in Section 7 above. The AHT goal may, upon written agreement of the Parties, be adjusted based upon material changes to Call type and/or length.

T-Mobile USA Confidential

14.2.
Service Level. Activations Inbound Calls: [*] percent ([*]%) of Inbound Calls to the Activations and Consumer Credit LOB’s shall be answered by Provider within [*] seconds. For all other LOBs, [*] percent ([*]%) of Inbound Calls offered in a Month shall be answered by Provider within [*] seconds.

14.3.
Call Volume. Provider shall answer the Volume provided in the applicable Final Forecasts. Handled Volume that exceeds the applicable Final Forecast by [*] percent ([*]%) for any half-hour interval, where Service Level KPIs are not met, will not be included in the Service Level KPI calculation for the applicable Month.

14.4.	Call Quality. Call Quality (“Quality”) will be measured as set forth in this Section 14.4.
14.4.1.
For the purposes of ensuring Call quality, Provider and T-Mobile shall measure Agents’ Quality for all Agents handling calls, regardless of tenure or other factors, using the following types of observations:

14.4.1.1.	T-Mobile observation;

14.4.1.2.	Provider operations observation (minimum [*] per Agent/month);

14.4.1.3.	Provider quality observation (minimum [*] per Agent/month)
14.4.2.
The Quality KPI will be calculated based solely upon T-Mobile call quality scores. Provider operations and quality observations, while required, are collected for the purpose of providing immediate and monthly feedback to Agents and Provider management.

14.4.3.
For the purposes of billing, the scores for all of these observations will be amalgamated and a weighted average monthly score will be calculated. The Parties shall calibrate the assessments of Service Partner operations and Service Partner quality observations to within [*] of the T-Mobile weighted Quality score per Month. If either the Service Partner operations or the Service Partner quality observation is not calibrated as set forth above, the non-calibrated by-group will not be included in the billable quality score for the month.

14.4.4.
Provider shall cause all of its management, from Coach up to Site Director, including, but not limited to, training leadership, Quality Managers, and QA Specialists to attend at least [*] National Calibrations for their respective LOBs per month. T-Mobile shall notify and keep Provider informed as to the number of calibration sessions required for each LOB, such number not to exceed [*] per LOB per week.

14.4.5.
Provider shall use the Quality observation form(s) provided by T-Mobile, as T-Mobile may update the same from time to time. Provider shall use the data it obtains under this Section 14.4 to provide both immediate and monthly feedback to Agents, Managers, Supervisors and Provider management. Provider shall use its best efforts to provide each Agent with feedback and coaching within [*] hours of being monitored by T-Mobile, the Provider quality team or Provider operations. Provider shall keep written documentation of each feedback and coaching session. Provider shall ensure that such documentation is signed by the Agent and shall make all such documentation available to T-Mobile for review upon request. The Quality scoring criteria used by Provider shall match that used by T-Mobile. Call monitoring feedback sessions will be held between the Agent and the Agent’s direct supervisor and Provider’s Quality Team. Any monitored Calls containing an Agent’s use of profanity or customer abuse (as determined by T-Mobile) will result in immediate and permanent removal of such Agent from all T-Mobile LOBs.

T-Mobile USA Confidential

14.5.
Rotating Quality Driver. The Rotating Quality Driver KPI is the percentage of T-Mobile Quality monitorings in which the selected Quality Driver was achieved. The Rotating Quality Driver will be selected [*] by T-Mobile and delivered in writing to Provider no less than [*] days prior to effective date. The Rotating Quality Drivers and Attributes include, but not limited to, the following:

Driver	Attribute
Courtesy: Demonstrated respect and showing politeness for others.	Built a relationship with customers, maintained a positive tone and was polite.
Concern: Showing concern for customer’s issue.	Showed compassion and empathy for the customer’s situation. Took ownership of the reason for the Call. Acknowledged the customer’s issue and treated it as important.
Timely Resolution: Process of resolving Calls efficiently	Proactively and efficiently controlled the flow of the Call to achieve fastest resolution.
Knowledge: Understanding gained by experience	Gathered all appropriate information to understand the reason the customer cited as having given rise to their call, as well as any subsequent issues that may have arisen during the Call. By using appropriate tools or general awareness, resolved customer’s issue or provided specific and relevant information on when the resolution or answer could be expected.
14.6.
One Call Resolution (OCR). One Call Resolution performance is the percentage of T-Mobile Quality monitorings where a solution has been provided to a problem, a requested action has been taken, and/or a question has been correctly answered in regard to the customer’s stated reason for calling and any additional needs identified during the course of the call. OCR is measured via the one-call resolution driver as a component of the overall Quality score.

14.7.
Critical Business Policies Compliance (CBPC). Critical Business Policies Compliance is the percentage of T-Mobile Quality monitored calls in which all Critical Business Policies were complied with. Critical Business Policies will be communicated to Provider from time to time in writing and include, without limitation, the following:

Adjustment Index Compliance %
Courtesy Credit Compliance %
Account Verification Compliance %
Address Change Compliance %
Contracts and Service Agreements Compliance %
Customer Confidentiality Compliance %
Memos Compliance %
Recording Calls Compliance %
Equipment Protection Program Compliance %
Handset Exchange Program Equipment Ordered Compliance %
Handset Exchange Program Delivery Expectations Compliance %
Handset Exchange Program Failure Reason Detail Compliance %
Handset Exchange Program Warranty Information Compliance %
Service Request Issue Description Detail Compliance %
Service Request Resolution Expectations Compliance %
Trouble Ticket Issue Description Detail Compliance %
Trouble Ticket Resolution Expectations Compliance %

T-Mobile USA Confidential

15.
Reports. Provider shall provide T-Mobile with standard Call count reports and performance reports on a [*] basis by [*] for the previous [*],[*] by Monday [*] for the previous [*], and [*] by the [*] for the previous [*]. Each report shall be in the format and contain all information required by this Agreement and otherwise requested by T-Mobile. In addition, Provider shall provide reports to T-Mobile reflecting measurements of all KPIs and other metrics described in this Section 15 within [*] days of each Month end. All reporting fed by data from the switch, any scheduling systems used to provide the Services, or by any other Facilities is not subject to non-standard report development costs. Provider shall include payroll reports with any reports regarding LOBs for which any amount is billed on an hourly basis, and such payroll reports must substantiate that billable hours do not exceed actual hours worked. T-Mobile and Provider shall mutually agree upon any other reports and the allocation of costs associated with development and provision of those reports. T-Mobile may request changes to the format of any reports to be provided under this Agreement; provided, that if T-Mobile requests material changes to the format of any reports provided for in this Section 15, Provider shall prepare a reasonable estimate of the expected costs related to such format change, based upon the Specified Labor Rate outlined in the Pricing Schedule, and shall not implement such format change without the prior written approval of T-Mobile. T-Mobile agrees to compensate Provider for its costs related to such format change; provided, that such costs will in no event exceed those approved in advance by T-Mobile in writing.

16.
Monitoring. T-Mobile will have the right (but not the obligation), to the extent permitted by applicable Law and at no additional expense, to monitor at any time (either on-site or remotely) Calls and/or specific Agents to ensure compliance with KPIs and other applicable performance, operational and quality control standards. Provider shall provide T-Mobile with a secured remote monitoring solution and sufficient licenses to monitor no less than [*] calls per Agent per [*]. T-Mobile does not guarantee, however, that any Agent will be monitored more or less often than on [*] calls per [*], nor that any given Agent will be monitored at all. Any remote monitoring solution used by Provider to meet its obligations under this Section 16 shall meet such requirements (as to vendor, product, service, program or other factors) as T-Mobile may identify in writing before the Effective Date. Specific matters related to the implementation of the primary remote monitoring solution will be negotiated and mutually agreed upon by the Parties. In addition to the required primary monitoring tool, Provider must provide a toll-free dialup that allows T-Mobile to both monitor random calls as they come into the queue and to monitor specific agents, located by extension. Provider shall provide T-Mobile with security codes for such dialup access that allow T-Mobile to remotely monitor each individual specified by T-Mobile, and shall ensure that any such dialup access uses commercially reasonable security measures to prevent unauthorized access to, and use and disclosure of, the data stored in or retrievable by the remote monitoring solution. Provider shall use best efforts to ensure that access to both the primary and the toll-free dialup monitoring options have full connectivity within [*] days of the launch of a new Site or LOB. Provider shall use best efforts to ensure such access, and to the extent that lack of access is within the scope of control of Provider, for each [*] period in excess of such [*] period, Provider will pay to T-Mobile an amount equal to [*] percent ([*] %) of the Services Fees for one Month. Provider shall reflect such amount on the corresponding Month’s invoice or on a standalone credit memo corresponding to the date of the invoice. The rights and remedies of T-Mobile under this Section are in addition to, and not in lieu of, any other right or remedy afforded to T-Mobile under any other provision of this Agreement, by law or otherwise.

T-Mobile USA Confidential

17.
Holidays. Provider shall observe the following holiday schedule for each Site, based upon which country a given Site resides in. T-Mobile agrees to compensate Provider for holiday rates as identified in the attached Pricing Schedule when applicable to a Site, and in the method and using the criteria set forth in Section 23.2.2. Holiday rates apply to the actual holiday only. T-Mobile reserves the right to forecast and deliver [*] volume for any of the below holidays from time to time, and to not compensate Provider for any Services performed on such holidays, if T-Mobile designates the queue to be closed on that day. However, should T-Mobile forecast volume for a holiday as set forth in Section 4.2, then T-Mobile will be obligated to pay Provider for such holiday, in the method and using the criteria set forth in Section 23.2.2.

Canadian Holidays	US Holidays
New Year’s Day (January 1)	New Year’s Day (January 1)
Victoria Day (Monday prior to May 25)	Memorial Day (Last Monday in May)
Canada Day (July 1)	Fourth of July (July 4)
Labour Day (1st Monday in September)	Labor Day (1st Monday in September)
Thanksgiving Day (2nd Monday in October)	Thanksgiving Day (4th Thursday in November)
Christmas (December 25)	Christmas (December 25)
18.	System Downtime; Force Majeure.
18.1.
Neither Provider nor any person or entity acting on Provider’s behalf will perform maintenance that could reasonably be expected to materially affect performance of the Services (“Maintenance”) except as set forth in this Section 18.1. In no event will interruption of Services for system maintenance constitute a failure of performance by Provider if Provider is in compliance with this Section 18. In the event Provider determines that any Maintenance is necessary, Provider shall notify T-Mobile of such necessity no later than [*] days before the date and time, if any, on which Provider proposes that such Maintenance be performed, and will commence such maintenance only on date(s) and time(s) for which T-Mobile has provided written approval. Provider shall ensure that all routine Maintenance takes place during off-peak or off-system hours.

18.2.
Provider shall immediately report to T-Mobile any failures, disruptions or material deprecation in performance of any Facilities. Further, within [*] hours after learning of such failure, disruption or deprecation, Provider shall provide T-Mobile with a root cause analysis of, and the duration of, such failure, disruption or deprecation and its impact upon the performance of the Services. Such root cause analysis shall also contain plans for forward-looking mitigation of future occurrences of the same nature.

18.3.
Notwithstanding anything in these Standard Terms to the contrary, and without limiting Provider’s obligations in the Services Agreement, Provider shall ensure that the Services shall continue without interruption due to a Facilities failure by implementing security features and disaster recovery plans necessary to provide the Services with an up-time of [*] percent ([*]%) (not including scheduled Maintenance), which shall include appropriate redundant equipment, software and systems, alternate means of call routing, backup call allocation, backup generator power and other appropriate Facilities. For up-times between [*] percent ([*]%) and [*] percent ([*]%), Provider will incur a penalty of [*] percent ([*]%) of the Service Fees applicable to such Month. For up-times below [*] percent ([*]%), Provider will incur a penalty of [*] percent ([*]%) of the Service Fees applicable to such Month. Provider shall reflect such penalty on the corresponding Month’s invoice or on a standalone credit memo corresponding to the date of the invoice. Provider shall review the components and execution of the features and plans required by this Section 18.3 on a quarterly basis, update the same as necessary, and provide the results of such review to T-Mobile promptly thereafter.

T-Mobile USA Confidential

18.4.
Where Provider is unable to perform the Services due to a failure of Facilities or T-Mobile Resources (“Downtime”), and such Downtime is due to a material failure of the T-Mobile Resources of which Provider had less than [*] hours advance notice from T-Mobile, then, assuming Provider is not in breach or default of any obligation under this Agreement, T-Mobile agrees to pay Service Fees for such Downtime based upon multiplying the forecasted volume for such intervals by the base rate set forth in the Rate Chart set forth in Section A of Schedule 1 to Standard Terms — Pricing, and dividing by [*]. Where actual AHT is unavailable due to zero (0) volume, the lesser of [*] percent ([*]%) of the KPI AHT and the actual AHT from the same interval and same day for the previous week will be substituted.

18.5.
Where Downtime is a result of failure of any Facilities that is not a force majeure event under Section 13.5 of the Services Agreement, and Provider is unable to accept the Volume T-Mobile is otherwise prepared to provide, then, for the purpose of determining KPI penalties, Provider shall use the Volume forecast in the applicable Final Forecast to determine KPI performance for the applicable time interval(s).

19.
Allocation of Resources. T-Mobile acknowledges that upon the occurrence of a force majeure event or in instances of unforeseeable and unusually high demand, demands on the Facilities may exceed such Facilities’ capacity. In any such instance, Provider may, upon written notice to T-Mobile, equitably prioritize Services and otherwise curtail utilization of the Facilities in a manner so that any degradation to the Services provided to T-Mobile is no greater than the level of degradation experienced by any other customer of Provider. In the event of any such prioritization or curtailment, T-Mobile will in no event pay Provider Service Fees for affected intervals based upon any Volume greater than that actually handled by Provider during such intervals. Upon the request of T-Mobile, Provider shall provide T-Mobile with reasonable evidence of its compliance with this Section 19.

20.	Recruiting.
20.1.
Generally. Provider recruiting of Agents shall meet or exceed applicable recruitment, selection, hiring and training requirements as set forth in this Section 20 and in applicable T-Mobile policies that T-Mobile may provide to Provider from time to time.

20.2.	Recruiting Requirements. Provider recruiting efforts will include, without limitation, the following:
20.2.1.
A mutually approved customer service assessment, which will include the ability to read, write, and communicate fluently in the English language, in addition to the ability to read, write, and communicate fluently in the Spanish language for any Spanish language LOB, as well as to type at least [*] words per minute;

20.2.2.	Verification that Agents, Managers, Supervisors, Trainers and any other Provider employees providing Services to T-Mobile under this Agreement have obtained a high school diploma, GED or equivalent;

20.2.3.	A behavioral interview; and

20.2.4.
Background checks, which shall include criminal records, are required and shall be completed according to T-Mobile’s Background Checks policy then in effect before employment of any Agent. In addition, periodic individual employee background checks may be requested by T-Mobile. Without limiting the generality of the foregoing, all background checks shall include, at minimum, all counties of employment and residence for the last [*] years for the prospective employee, as well as state and federal records. No prospective or current employee who has been convicted of a non-pardoned felony (or equivalent charge), a gross misdemeanor, or a breach of trust or act of dishonesty that is related to the job duties performed, shall be involved in the provision of Services to T-Mobile. Costs incurred for background checks shall be Provider’s responsibility.

T-Mobile USA Confidential

20.3.
Audit Right. Without limiting T-Mobile’s other audit rights, T-Mobile reserves the right to audit Provider’s compliance with this Section 20. Provider shall make available and provide to T-Mobile all records pertaining to its compliance with this Section 20, and to promptly correct any deficiencies discovered by T-Mobile during any audit of Provider’s compliance therewith.

21.
Staffing Requirements. Provider shall maintain staffing ratios no higher than the following: production Agents to Coach/Supervisor at [*]; Agent to Trainer at [*]: and Agent to Quality Team specialist at [*]. All coaches/supervisors, managers, and supporting staff shall be full-time Provider employees. Subject to Section 21.1below, Provider shall ensure that each person assigned to any function has the necessary functional and T-Mobile-related training to successfully perform such function. Provider shall provide specific information regarding all Agents and other persons involved in provision of the Services to T-Mobile that is as extensive as allowable under Law. Such information shall include, Agent name, Agent ID, start date on T-Mobile LOB, assessment scores by module, termination date from T-Mobile LOB, quality average, and other KPI measures as requested by T-Mobile.

21.1.
All support functions for a Site, such as Provider quality and trainers must be housed within such Site unless otherwise agreed to in writing by T-Mobile. No function will be performed by an individual assigned to that function without such individual having attained the necessary skills through completion of a certification of skills program. Provider also shall ensure that all Coaches, Supervisors and Trainers (including any and all other Provider employees in a lead role, teaching and/or mentoring capability) maintain their T-Mobile-related skills through a yearly certification process. All certification costs after the first year’s certification by T-Mobile shall be borne by Provider. In support of this process, Provider shall ensure the following:

21.1.1.
Coaches, Supervisors, and Trainers (including any and all other Provider employees in a lead role, teaching and/or mentoring capacity) shall each support customer calls on-line each week for at least [*] hours per month to maintain their skills. The remainder of their time will be used to support Agent development, and to otherwise assist Provider employees to perform the Services.

21.1.1.1.
In the event that Provider maintains an overall minimum [*] Call Quality score under the terms set forth in 14.4 of the Standard Terms for a consecutive period of no less than [*] months, this requirement will reduce to [*] hours per month.

21.1.1.2.
In the event that Provider Call Quality scores deteriorate below 3.1 for a period of longer than [*], this requirement will revert to at least [*] hours per month until such time as Call Quality performance again meets the criteria set forth in 21.1.1.1 of the Standard Terms.

21.1.2.	Quality Assurance specialists will support customer calls on-line each month for at least [*] hours per month to maintain their skills.

21.1.3.	Managers and Trainers will be full-time employees of Provider who have completed T-Mobile National Standard Curriculum Training.

21.1.4.	Supervisors will monitor a minimum of [*] customer calls per Agent per week.
22.	Fraud.
22.1.
Policies and Reporting. Provider shall implement and enforce its own policies and procedures, and shall implement T-Mobile policies and procedures, to detect and prevent handset or credit card theft or other fraudulent activity by an employee, Agent or other person acting under the control or direction of Provider (“Fraud”).

T-Mobile USA Confidential

In the event of conflict between policies and procedures of T-Mobile and Provider regarding Fraud, T-Mobile’s policies and procedures shall govern. If any Agent or any other employee or other person acting under the control or direction of Provider is suspected of committing handset or credit card theft or other Fraud activity that actually or potentially affects T-Mobile or its customers, Provider shall promptly, but in no event later than [*] hours of becoming aware of such activity, notify T-Mobile of any suspected Fraud activity. Within no less than [*] hours of any request by T-Mobile, Provider shall provide T-Mobile with information necessary to conduct an investigation, including, but not limited to, the employee name, address, contact information, Social Security number, emergency contact address, phone numbers and any other information that may assist in investigation of the suspected fraudulent activity.

22.2.
Restitution. Provider will be solely and exclusively responsible for losses incurred by T-Mobile or its customers that arise out of or relate to Fraud, and shall make restitution to T-Mobile for such losses. Unless otherwise agreed to in writing by T-Mobile’s Business Manager (or more senior official of T-Mobile), any such restitution (a) is due in full within [*] days of discovery of the Fraud that is the subject of such restitution; and (b) shall be resolved by, at T-Mobile’s option, (i) a cash payment to T-Mobile; (ii) a line item credit on the applicable invoice(s) or (iii) issuance of a stand-alone credit memo delivered in conjunction with applicable invoice(s). T-Mobile reserves the right to prosecute any employee, Agent or other person acting under the control or direction of Provider that commits Fraud against T-Mobile or a customer of T-Mobile.

23.	Service Fees.
23.1.
The Service Fees will, for a given LOB and/or Site, consist of Billable Minutes (defined in Section 23.2 below) multiplied by the applicable rate(s) set forth in the Pricing Schedule, as modified by any penalties, bonuses or other adjustments in accordance with the procedure outlined therein and otherwise in accordance with this Agreement. In the event that Agents can be cross-utilized (and are sufficiently cross-trained) across LOB’s in a fashion pre-approved by T-Mobile in an effort to keep them productive, as well as to meet and maintain Service Level, such scenario shall be applied to the determination of Billable Minutes as set forth in 23.2 of the Standard Terms.

23.2.	“Billable Minutes,” for purposes of this Statement of Work, will have one of the following meanings:
23.2.1.
If, with respect to a given LOB, (a) Provider is staffed at no less than [*] percent ([*]%) of forecasted required weekly FTE for such LOB, and (b) Provider is meeting the Service Level KPI at set forth in 14.2 of the Standard Terms, and modified by 14.3 of the Standard Terms, Billable Minutes means the correlating rate in column “Reg” as compared to the percentage of volume offered against Forecast as set forth in column “% Offered to Forecast” in the Rate Chart set forth in Section A Schedule 1 to Standard Terms — Pricing.

23.2.2.
With respect to the holidays defined in 17 of the Standard Terms, if, with respect to a given LOB, (a) Provider is staffed at no less than [*] percent ([*]%) of forecasted required weekly FTE for such LOB, and (b) Provider is meeting the Service Level KPI at set forth in 14.2 of the Standard Terms, and modified by 14.3 of the Standard Terms, Billable Minutes means the correlating rate in column “Hol/OT ([*]%)” as compared to the percentage of volume offered against Forecast as set forth in column “% Offered to Forecast” in the Rate Chart set forth in Section A Schedule 1 to Standard Terms — Pricing. Such shall be specific to the day of the holiday, irrespective of meeting the requirements in 23.2.1.

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23.3.
Pay for Performance. KPI performance will result in bonuses and/or penalties for Provider as set forth in the Pay for Performance workbook in Schedule 1 to the Standard Terms. The Pay for Performance workbook will be applicable (a) in the sixth (6th) month of Call handling through the life of the Agreement for a new Site; and (b) in the third (3rd) month of Call handling through the life of the Agreement for a new LOB.

23.4.
Forecast Adjustments. Notwithstanding anything to the contrary in this Agreement, (a) in the event that T-Mobile terminates this Agreement or the Services to be performed at any Site and/or for any LOB, the applicable Final Forecast(s) will automatically be amended to provide for zero (0) volume from and after the effectiveness of such termination; and (b) in the event that T-Mobile notifies Provider of any termination of this Agreement or the Services to be performed at any Site or for any LOB, T-Mobile may amend any and all existing Final Forecast(s) applicable to all dates subsequent to such notice.

23.5.	Downtime Payments.
23.5.1.
During Downtime caused by a failure of T-Mobile Resources, then, if Provider is staffed at no less than [*] percent ([*]%) of forecasted required FTE at such Site and/or for such LOB, Billable Minutes means multiplying the forecasted volume for such intervals by the base rate set forth in the Rate Chart set forth in Section A of Schedule 1 to Standard Terms — Pricing, and dividing by [*]. Where actual AHT is unavailable due to zero (0) volume caused by such Downtime, the lesser of [*] percent ([*]%) of the KPI AHT and the actual AHT from the same interval and same day the previous week will be substituted.

23.5.2.
In the event of any Downtime caused by anything other than a force majeure event under Section 13.5 of the Services Agreement, or a failure of T-Mobile Resources, and if Provider cannot or does not accept the Volume T-Mobile is otherwise prepared to provide, then, for the purposes of determining KPI penalties, Provider shall use the forecasted volume in the applicable Final Forecast to determine service levels for such Downtime period.

23.5.3.	T-Mobile agrees to pay to Provider an hourly rate as listed in the Pricing Schedule for the actual minutes of processing Downtime forms in accordance with Section 13 above.
23.6.
Costs and Expenses. Unless explicitly provided to the contrary in these Standard Terms, Provider shall be responsible for all costs and expenses related to recruitment, training and staffing of Agents, specialists and other personnel required to provide the Services on the terms and conditions of this Agreement, including, without limitation, wages, benefits and tax withholding, and all costs related thereto). In no event will Provider bill T-Mobile for any such costs or expenses.

23.7.	Overtime. Overtime will not be billed unless T-Mobile has provided written approval of such overtime. Overtime will be calculated one of two ways:
23.7.1.
Overtime for excess volume handling. Excess volume handling overtime will be calculated by interval using the following formula: interval handled Volume in excess of [*] percent ([*]%) multiplied by the lesser of [*] percent ([*]%) of the KPI AHT and interval AHT, such sum divided by [*].

23.7.2.
Overtime for redundancy mitigation. From time to time, T-Mobile may request overtime Services to help mitigate the inability of another site (whether internal to T-Mobile or another Provider) to take volume. Where excess call volume does not materialize, T-Mobile may agree to pay for the staffed overtime (not to exceed authorized hours set forth in T-Mobile’s written approval). Approved overtime hours for redundancy mitigation will be billed at the Overtime Price Per Hour as set forth in Section A of Schedule 1 to the Standard Terms.

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24.
Service Levels / Breach of Service Levels. Provider shall meet or exceed all KPIs set forth in Specifications for each Site and LOB. Performance that does not meet all KPIs in Specifications will result in decreases to the Service Fees and such other consequences as set forth in the Services Agreement and other applicable Specifications; and performance above the KPIs may result in increases to the overall price per minute as expressly set forth in applicable Specifications; provided, however, that such consequences shall not apply to performance with respect to (a) any LOB during the first [*] months of Production at such LOB; or (b) during the first [*] days of Production for any LOB which, immediately prior to such [*] day period, was a different T-Mobile LOB. Without limiting T-Mobile’s other remedies as provided in this Agreement, in the event that Provider does not meet all KPIs for [*] consecutive days in which Services are performed, such failure to meet KPIs will constitute a breach of this Agreement with respect to that Site and LOB. In such event, Provider shall prepare a plan to cure such breach. Such plan shall be subject to T-Mobile’s written approval, which will not be unreasonably withheld. Provider shall cure such breach within [*] business days from the first day in which Provider was in breach as described in this Section 24. If Provider fails to cure such breach within such [*]-business day period, T-Mobile shall have the right to terminate this Agreement with respect to all Sites and LOBs affected by such breach.

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